SCHEDULE 14C

Information Statement Pursuant to Section 14(c)

of the Securities Exchange Act of 1934

Check the appropriate box:

☒	Preliminary information statement

☐	Confidential, for use of the Commission only (as permitted by Rule 14c-5(d)(2))

☐	Definitive information statement

SUNPOWER CORPORATION

(Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Common Stock, par value $0.001 per share, of SunPower Corporation

(2)	Aggregate number of securities to which transaction applies:

18,600,000

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

$8.80

(4)	Proposed maximum aggregate value of transaction:

$163,680,000

(5)	Total fee paid:

$18,757.73

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

NOTICE OF ACTION TAKEN PURSUANT TO

WRITTEN CONSENT OF STOCKHOLDERS

SUNPOWER CORPORATION

77 RIO ROBLES

SAN JOSE, CA 95134

408-240-5500

DATE FIRST MAILED TO STOCKHOLDERS: January [—], 2012

WE ARE NOT ASKING YOU FOR A PROXY AND

YOU ARE REQUESTED NOT TO SEND US A PROXY.

To the stockholders of SunPower Corporation:

This Notice and the accompanying Information Statement are being furnished to the stockholders of SunPower Corporation, a Delaware corporation (“we,” “us,” “our,” “SunPower” or the “Company”), to advise the stockholders of the sale and issuance of approximately 18,600,000 shares of our common stock to Total Gas & Power USA, SAS, a société par actions simplifiée organized under the laws of the Republic of France (“Total G&P”), pursuant to a private placement transaction (the “Private Placement”). The issuance of shares in the Private Placement has been approved by a Special Committee of disinterested directors of the Board of Directors of the Company and by the written consent of a majority of the outstanding and issued shares of the Company’s common stock in connection with the acquisition of 100% of the equity interest of Tenesol SA, a société anonyme organized under the laws of the Republic of France (“Tenesol”) from Total G&P.

Please review the Information Statement included with this Notice for a more complete description of this matter.

Our board of directors has fixed the close of business on December 22, 2011 as the record date for the determination of stockholders entitled to notice of the action by written consent. Pursuant to Rule 14c-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the corporate actions described above can be taken no sooner than 20 calendar days after the accompanying Information Statement is first mailed to the Company’s stockholders. In addition, if a document or portion of a document other than an annual report sent to security holders pursuant to the requirements of Rule 14a-3 of the Exchange Act with respect to the same meeting or solicitation of consents or authorizations as that to which the information statement relates is incorporated by reference, the information statement must be sent to security holders no later than 20 business days prior to the date on which the meeting of such security holders is held or, if no meeting is held, at least 20 business days prior to the date the votes, consents or authorizations may be used to effect the corporate action. Since the accompanying Information Statement is first being mailed to security holders on January [—], 2012, the corporate actions described therein may be taken on or after                     , 2012.

WE ARE NOT ASKING YOU FOR A PROXY AND

YOU ARE REQUESTED NOT TO SEND US A PROXY.

As the matters set forth in this Notice and accompanying Information Statement have been duly authorized and approved by the written consent of the holders of a majority of the voting power of the Company’s issued and outstanding voting securities, your vote or consent is not requested or required to approve these matters. The accompanying Information Statement is provided solely for your information and we are not, by sending this Information Statement, asking any of our security holders to vote. The accompanying Information Statement also serves as the notice required by Section 228 of the General Corporation Law of the State of Delaware of the taking of a corporate action without a meeting by less than unanimous written consent of the Company’s stockholders.

By order of the Board of Directors,

/s/ Christopher Jaap
Christopher Jaap
Assistant Secretary

San Jose, California

                    , 2012

SUNPOWER CORPORATION

77 RIO ROBLES

SAN JOSE, CA 95134

INFORMATION STATEMENT

We Are Not Asking You for a Proxy and

You are Requested Not To Send Us a Proxy.

ABOUT THIS INFORMATION STATEMENT

General

This Information Statement is being furnished by SunPower Corporation, a Delaware corporation (“we,” “us,” “our,” “SunPower” or the “Company”), to advise the stockholders of the approval of the issuance of approximately 18,600,000 shares of our common stock, together with the preferred stock purchase rights appurtenant thereto issued under the Amended and Restated Rights Agreement, dated November 16, 2011, by and between the Company and Computershare Trust Company, N.A., as Rights Agent (the “Common Shares”), at a price per share equal to $8.80 (the “Private Placement”), pursuant to the terms of the Private Placement Agreement, dated as of December 23, 2011, by and among SunPower and Total Gas & Power USA, SAS, a sociéte par actions simplifiée organized under the laws of the Republic of France (“Total G&P”) (the “Private Placement Agreement”). The issuance of Common Shares in the Private Placement was approved on December 21, 2011 by a Special Committee of disinterested directors of the Board of Directors of the Company, and on December 22, 2011 by the written consent of a majority of the issued and outstanding shares of the Company’s common stock, in connection with our proposed acquisition of Tenesol SA, a société anonyme organized under the laws of the Republic of France (“Tenesol”) pursuant to the terms of the Stock Purchase Agreement, dated as of December 23, 2011, by and among SunPower, Total G&P and Total Energie Développement SAS, a société par actions simplifiée organized under the laws of the Republic of France (“TED”) (the “Tenesol Stock Purchase Agreement”).

This Information Statement is first being mailed on or about January [—], 2012 to stockholders of record of the Company as of December 22, 2011 (the “Record Date”), and is being delivered to inform you of the corporate actions described herein before they take effect in accordance with Rule 14c-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). You are urged to review this Information Statement for a more complete description of transactions contemplated pursuant to the Private Placement Agreement, the Tenesol Stock Purchase Agreement and the Master Agreement, dated as of December 23, 2011, by and among SunPower, Total G&P, and Total S.A., a société anonyme organized under the laws of the Republic of France (“Total S.A.” and together with its affiliates, “Total”) (the “Master Agreement”), which are collectively referred to herein as the “Tenesol Acquisition.”

None of the corporate actions described above, including, the Tenesol Acquisition, will become effective until                     , 2012, which is more than 20 business days following the date on which this Information Statement was first sent to our stockholders.

Our principal executive offices are located at 77 Rio Robles, San Jose, California 95134, and our main telephone number is (408) 240-5500.

Approval of the Tenesol Acquisition by Special Committee of Disinterested Directors

On December 21, 2011, a special committee of our board of directors (our “Board”) composed entirely of disinterested directors (the “Special Committee”) approved, subject to stockholder approval, the Tenesol Acquisition, the Private Placement, and the transactions contemplated by the Master Agreement. Summaries of the Tenesol Stock Purchase Agreement, the Private Placement Agreement and the Master Agreement are set forth in this Information Statement, and copies of the forms of the Tenesol Stock Purchase Agreement, the Private Placement Agreement and the Master Agreement as approved and executed by the parties are attached to this Information Statement as Annexes A, B and C, respectively.

Requirement to Obtain Stockholder Approval

We are subject to the NASDAQ Stock Market Listing Rules because our common stock is currently listed on the NASDAQ Global Select Market.

Pursuant to NASDAQ Stock Market Listing Rule 5635(a)(2), when a NASDAQ-listed company proposes to issue securities in connection with the acquisition of the stock or assets of another company, stockholder approval is required if a substantial stockholder of such company has a 5% or greater interest, directly or indirectly, in such company or the assets to be acquired or in the consideration to be paid in the transaction or series of related transactions and the present or potential issuance of common stock could result in an increase in outstanding shares of common stock or voting power of 5% or more (the “5% Rule”). NASDAQ Stock Market Listing Rule 5635(e)(3) defines a substantial stockholder as the holder of an interest of 5% or more of either the number of shares of common stock or the voting power outstanding of a NASDAQ-listed company. Because Total G&P currently owns approximately 60% of our outstanding common stock, Total G&P is considered a substantial stockholder of the Company under NASDAQ Stock Market Listing Rule 5635(e)(3).

Certain NASDAQ interpretive guidance states that “shares issued in a private placement priced above both book and market value may require shareholder approval if the proceeds are used to fund an acquisition” that would otherwise require shareholder approval under the NASDAQ Stock Market Listing Rules. If the Company were to issue stock to Total in exchange for its ownership interest in Tenesol, shareholder approval would be required under the 5% Rule because the number of shares required to pay the purchase price of Tenesol would result in an increase in outstanding shares of common stock or voting power of 5% or more. Because the closings under the Private Placement Agreement and the Tenesol Stock Purchase Agreement are conditioned on each other, the Company may be deemed to be undertaking the Private Placement in connection with the Tenesol Acquisition, and therefore the Company sought the written consent of Total G&P for the issuance of Common Shares in the Private Placement.

The Action by Written Consent

On December 22, 2011, Total G&P, the holder of a majority of our outstanding shares of common stock, approved by written consent the issuance of the Company’s common stock, together with the associated rights, pursuant to the Private Placement Agreement (the “Written Consent”). The Written Consent will become effective 20 business days after this Information Statement is first sent or given to our stockholders.

No Voting Required

We are not seeking a vote, authorizations, or proxies from you. Our certificate of incorporation, bylaws and Section 228 (“Section 228”) of the Delaware General Corporation Law (the “DGCL”) provide that stockholders may take action without a meeting of the stockholders and without prior notice if a consent in writing, setting forth the action so taken, is signed by the holders of the outstanding voting shares holding not less than the minimum number of votes that would be necessary to approve such action at a stockholders meeting. The approval by at least a majority of the outstanding voting power of our common stock is required to approve the issuance of Common Shares pursuant to the Private Placement Agreement for purposes of the NASDAQ Stock Market Listing Rules.

As of the Record Date, we had 100,487,482 shares of common stock issued and outstanding and entitled to vote on the issuance of Common Shares pursuant to the Private Placement Agreement.

Notice Pursuant to Section 228

Pursuant to Section 228, we are required to provide prompt notice of the taking of a corporate action by written consent to our stockholders who have not consented in writing to such action. This Information Statement serves as the notice required by Section 228.

Dissenters’ Rights of Appraisal

The DGCL does not provide dissenters’ rights of appraisal to our stockholders in connection with the matters approved by the Written Consent.

SUMMARY

The following is a brief summary of certain information contained elsewhere in this Information Statement, including the Annexes to this Information Statement, or in the documents incorporated by reference herein. Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained in this Information Statement, in the Annexes to this Information Statement and in the documents incorporated by reference herein. Capitalized terms used in this summary and not defined herein have the meanings assigned to them elsewhere in this Information Statement. You are urged to read this Information Statement and the Annexes to this Information Statement and the incorporated documents in their entirety.

General

This Information Statement is being delivered in connection with the sale and issuance by the Company of the Common Shares in the Private Placement, which is cross-conditioned on the closing of the Company’s acquisition of 100% of the outstanding shares of Tenesol. Copies of the Tenesol Stock Purchase Agreement, the Private Placement Agreement and the Master Agreement are attached to this Information Statement as Annexes  A, B and C, respectively.

The Companies

Our Company. We are a Delaware corporation with our principal executive offices located at 77 Rio Robles, San Jose, California 95134. Our telephone number is (408) 240-5500. We are a vertically integrated solar products and services company that designs, manufactures and delivers high-performance solar electric systems worldwide for residential, commercial and utility-scale power plant customers. On June 21, 2011, we became a majority-owned subsidiary of Total G&P, a subsidiary of Total S.A, when Total G&P purchased approximately 60% of our outstanding common stock through a tender offer. Our common stock is traded on the NASDAQ Global Select Market under the symbol “SPWR.” For more information about us, please visit www.sunpowercorp.com. The contents of our website are not incorporated into, or otherwise to be regarded as a part of, this Information Statement.

Total G&P. Total G&P is a société par actions simplifiée incorporated in France, with principal executive offices at 2, place Jean Millier, La Défense 6, 92400 Courbevoie, France. The telephone number of Total G&P’s principal executive offices is +33 (0)1 47 44 45 46. Total G&P is registered in France at the Nanterre Trade Register under the registration number 505 028 118 and is an indirect wholly-owned subsidiary of Total S.A. and a sister company of Tenesol. Total G&P is engaged in industrial, commercial, research and development projects in the energy industry in the United States, including with respect to natural gas and emerging energy technologies such as solar energy, both as a stand-alone entity and in cooperation with others. Total G&P participates in all manner of administrative, financial, securities, real estate, industrial and commercial operations including, where appropriate, participating in the creation of, or holding ownership interests in, companies engaged in the foregoing activities.

Total S.A. Total S.A. is a société anonyme incorporated in France on March 28, 1924, with principal executive offices at 2, place Jean Millier, La Défense 6, 92400 Courbevoie, France. The telephone number of Total’s principal executive offices is +33 (0)1 47 44 45 46. Total is registered in France at the Nanterre Trade Register under the registration number 542 051 180. Total S.A., together with its subsidiaries and affiliates, is the fifth largest publicly-traded integrated international oil and gas company in the world based on market capitalization, in dollars, as of December 31, 2010, and has operations in more than 130 countries and activities in every sector of the oil industry, including in oil and gas exploration, development and productions and liquid natural gas, and the refining, marketing and the trading and shipping of crude oil and petroleum products segments. Total also has operations in petrochemicals and fertilizers and specialty chemicals, mainly for the industrial market. In addition, Total has interests in the coal mining and power generation sectors.

Tenesol. Tenesol is a wholly-owned subsidiary of TED and is an indirect wholly-owned subsidiary of Total S.A. Prior to the closing of the Tenesol Acquisition, TED will transfer ownership of Tenesol to Total G&P. Tenesol’s principal executive offices are located at 12 Allée du Levant, 69890 La Tour de Salvagny France. Tenesol’s telephone number is +33(0)4 78 48 88 50. Tenesol is engaged in the business of devising, designing, manufacturing, installing and managing solar power production and consumption systems for farms, industrial and service sector buildings, solar power plants and private homes.

The Tenesol Acquisition

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Background of the Tenesol Acquisition. For a description of events leading to the approval of the Tenesol Stock Purchase Agreement by the Special Committee, see “The Tenesol Acquisition — Background of the Tenesol Acquisition” below.

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Consideration for the Tenesol Acquisition. SunPower will purchase each outstanding share of common stock of Tenesol for cash. We estimate that the total amount of funds required to purchase all of the outstanding shares of Tenesol and to pay related fees and expenses will be $168 million, subject to any applicable withholding and transfer taxes.

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Private Placement. SunPower and Total G&P have executed and delivered the Private Placement Agreement pursuant to which SunPower will sell, and Total G&P will purchase, subject to the satisfaction or waiver of specific conditions, the Common Shares at a price per share equal to $8.80 for an aggregate purchase price of $163,680,000. See “The Private Placement Agreement” for more information about the Private Placement.

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Special Committee Approval. After consideration and review of the merits of the Tenesol Acquisition, the Special Committee (i) approved the Tenesol Stock Purchase Agreement, the Private Placement Agreement, the Master Agreement and the transactions contemplated by those agreements, (ii) determined that the terms of the Tenesol Acquisition and the other transactions contemplated by the Tenesol Stock Purchase Agreement, the Private Placement Agreement and the Master Agreement are advisable and fair to the stockholders, and (iii) recommended that the stockholders approve the issuance of Common Shares pursuant to the Private Placement Agreement. See “The Tenesol Acquisition–Recommendation and Reasons for the Tenesol Acquisition.”

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Reasons for the Tenesol Acquisition. The Special Committee determined that the Tenesol Acquisition, the Tenesol Stock Purchase Agreement, the Private Placement Agreement, the Master Agreement and the transactions contemplated by those agreements are fair to, and in the best interests of, the holders of SunPower common stock and adopted resolutions approving the Tenesol Stock Purchase Agreement, the Private Placement Agreement, the Master Agreement and the transactions contemplated by those agreements. In considering the fairness of the Tenesol Acquisition, the Special Committee viewed the Tenesol Stock Purchase Agreement as allowing SunPower to accelerate its strategic plan to grow its presence in Europe and to move downstream, closer to the end-consumer. The Special Committee also considered the value of strengthening SunPower’s partnership with Total. See “The Tenesol Acquisition–Recommendation and Reasons for the Tenesol Acquisition” for more information about the Special Committee’s approval.

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Approval by Written Consent. On December 22, 2011, Total G&P, the beneficial owner of approximately 60% of the outstanding shares of our common stock, executed the Written Consent in lieu of a meeting approving the issuance of Common Shares pursuant to the Private Placement Agreement. As a result, no further approval of our stockholders is required to approve the Private Placement Agreement and the transactions contemplated thereby.

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Financing of the Tenesol Acquisition. We will finance the Tenesol Acquisition with cash on hand and the proceeds from the Private Placement. Consummation of the Tenesol Acquisition and the other transactions contemplated by the Tenesol Stock Purchase Agreement, the Private Placement Agreement and the Master Agreement are not conditioned upon us obtaining any financing other than the Private Placement. We are undertaking the Private Placement primarily to strengthen our financial ratios and mitigate any risk of a potential default under one of our credit facilities. See “Agreements Among Total S.A., Total G&P, TED, Tenesol and the Company” for further information.

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Customary Covenants. The Tenesol Stock Purchase Agreement contains customary covenants, including covenants providing for: (i) Tenesol to conduct its operations in all material respects according to the ordinary and usual course of business consistent with past practice between the execution of the Tenesol Stock Purchase Agreement and the closing of the Tenesol Acquisition and (ii) each of the parties to use commercially reasonable efforts to cause the transaction to be consummated.

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Conditions to the Tenesol Acquisition. The respective obligations of TED, Total G&P and our Company to consummate the Tenesol Acquisition and the transactions contemplated thereby are subject to, among other things, the satisfaction or waiver of the following conditions:

—	The successful closing of the Private Placement;

—

No order or other legal or regulatory restraint or prohibition preventing the consummation of the Tenesol Acquisition will be in effect, nor will any action brought by a governmental authority seeking any of the foregoing be pending or threatened; and

—	All approvals, waivers and consents, if any, required by a governmental authority necessary for consummation of, or in connection with the Tenesol Acquisition will have timely been obtained.

In addition, our obligation to complete the Tenesol Acquisition is subject to, among other things, the satisfaction or waiver of the following additional conditions:

—

The representations and warranties of Total G&P will be true and correct in all material respects and Total G&P will have performed and complied in all material respects with all covenants, obligations and conditions required to be performed and complied with by Total G&P;

—	We shall have received all of the agreements, instruments and other documents required to have been delivered to us at or before the closing;

—

There shall be no order or other legal or regulatory provision limiting or restricting SunPower’s ownership, conduct or operation of the business of Tenesol following the closing date nor will any action or request for additional information before any governmental authority seeking any of the foregoing, seeking to obtain from SunPower or Tenesol or any of their respective affiliates in connection with the Tenesol Acquisition any damages, or seeking any other relief that, following the closing, could reasonably be expected to materially limit or restrict the ability of Tenesol or any of its subsidiaries to own and conduct the assets and business owned and conducted by Tenesol or any of its subsidiaries before the closing, be pending or threatened; and

—	There shall not have occurred any event or condition that has had or is reasonably likely to have a material adverse effect on Tenesol since December 23, 2011.

In addition, Total G&P and Tenesol’s obligations to complete the Tenesol Acquisition are subject to, among other things, the satisfaction or waiver of the following additional conditions:

—

The representations and warranties of SunPower will be true and correct in all material respects and SunPower will have performed and complied in all material respects with all covenants, obligations and conditions required to be performed and complied with by SunPower; and

—	Total G&P shall have received all of the agreements, instruments and other documents required to have been delivered to it at or before the closing.

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Indemnification. Total G&P will indemnify and hold harmless SunPower, Tenesol, or the subsidiary of Tenesol incurring a loss from and against any and all losses, liabilities, damages, claims and suits, settlements, and related, costs and expenses, including reasonable costs of investigation, settlement and defense, legal and consulting fees and alternative dispute resolution and court costs, and any interest costs or penalties, but not including loss of profits or loss of opportunity, actually and directly incurred, arising out of, related to or resulting from the following:

—

Any failure of any representation, warranty or certification made by Total G&P under the Tenesol Stock Purchase Agreement to be true and correct in accordance with their terms on the date of the Tenesol Stock Purchase Agreement and on the date of the closing as if made on such date;

—

Any breach of or default before the closing in connection with respect to certain of the covenants or agreements regarding the period between signing and closing made by Total G&P in the Tenesol Stock Purchase Agreement;

—	The assertion against Total G&P or Tenesol of any liability or obligation relating to excluded assets or guaranteed obligations; or

—	Certain other specified matters.

—

(i) forfeiture or other loss of credit for prepayments made by Tenesol pursuant to the Company’s supply contract with Q-Cells (the “Q-Cells Supply Contract”) as a result of the bankruptcy, insolvency or other similar financial distress of Q-Cells or (ii) the amount by which the price required to be paid for products under the Q-Cells Supply Contract is 5% above the market price for similar cells as quoted in PV Insights for the applicable period; provided that only one-half of such losses incurred by Tenesol shall be indemnifiable.

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Termination. The Tenesol Stock Purchase Agreement may be terminated at any time before the closing: (i) by mutual written consent duly authorized by the respective boards of directors (or a committee thereof) of SunPower and Total G&P; (ii) by either SunPower or Total G&P if the closing does not occur on or before March 31, 2012, provided, however, that such terminating party may not be in material breach of the Tenesol Stock Purchase Agreement; or (iii) by either SunPower or Total G&P if there is a final non-appealable order in effect preventing the consummation of the closing or any of the contemplated transactions or there is any statute, rule, regulation or order enacted or deemed applicable to the transactions by any governmental authority that would make consummation of the closing or the contemplated transactions illegal.

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Effect of Termination. If the Tenesol Stock Purchase Agreement is terminated in accordance with its terms, the Tenesol Stock Purchase Agreement shall become void and there will be no liability or obligation on the part of SunPower or Total G&P or their respective officers, directors, stockholders or affiliates; provided, however, that each party shall remain liable for any breaches of the Tenesol Stock Purchase Agreement that occurred before its termination.

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Opinion of Deutsche Bank. On December 23, 2011, Deutsche Bank Securities Inc. (“Deutsche Bank”) delivered its opinion, as investment bankers, to the Special Committee to the effect that, as of the date of the opinion, and subject to the assumptions made, matters considered and limits of review set forth therein, the $165,375,000 cash purchase price in the Tenesol Stock Purchase Agreement, subject to potential downward adjustments based on closing net working capital and net cash amounts, as described in Section 2.3 of the Tenesol Stock Purchase Agreement, was fair, from a financial point of view, to SunPower.

GENERAL

This Information Statement is being delivered to SunPower stockholders in connection with the sale and issuance by the Company of the Common Shares in the Private Placement, which is cross-conditioned upon the closing of the Company’s acquisition of 100% of the outstanding shares of Tenesol. Following the consummation of the Tenesol Acquisition, Tenesol will become a wholly-owned indirect subsidiary of SunPower.

THE TENESOL ACQUISITION

The Companies

Our Company. We are a Delaware corporation with our principal executive offices located at 77 Rio Robles, San Jose, California 95134. Our telephone number is (408) 240-5500. We are a vertically integrated solar products and services company that designs, manufactures and delivers high-performance solar electric systems worldwide for residential, commercial and utility-scale power plant customers.

On June 21, 2011, we became a majority owned subsidiary of Total G&P through a tender offer whereby Total purchased approximately 60% of our outstanding Class A common stock and Class B common stock. In connection with the tender offer, the Company and Total G&P and Total S.A. entered into several ancillary agreements including (i) a Credit Support Agreement, pursuant to which Total S.A. agreed to provide certain guarantees and otherwise assist the Company in obtaining credit from third party sources, and (ii) an Affiliation Agreement, which defines the conditions under which Total may acquire further SunPower stock and sets forth various principles for the governance of SunPower during Total’s period of control. Pursuant to the Affiliation Agreement, Total G&P has designated, and currently has the continuing right to nominate, six of SunPower’s eleven directors.

For more information about us, please visit www.sunpowercorp.com. The contents of our website are not incorporated into, or otherwise to be regarded as a part of, this Information Statement.

Total G&P. Total G&P is a société par actions simplifiée incorporated in France, with principal executive offices at 2, place Jean Millier, La Défense 6, 92400 Courbevoie, France. The telephone number of Total G&P’s principal executive offices is +33 (0)1 47 44 45 46. Total G&P is registered in France at the Nanterre Trade Register under the registration number 505 028 118 and is an indirect wholly-owned subsidiary of Total S.A. and a sister company of Tenesol. Total G&P is engaged in industrial, commercial, research and development projects in the energy industry in the United States, including with respect to natural gas and emerging energy technologies such as solar energy, both as a stand-alone entity and in cooperation with others. Total G&P participates in all manner of administrative, financial, securities, real estate, industrial and commercial operations including, where appropriate, participating in the creation of, or holding ownership interests in, companies engaged in the foregoing activities.

Total S.A. Total S.A. is a société anonyme incorporated in France on March 28, 1924, with principal executive offices at 2, place Jean Millier, La Défense 6, 92400 Courbevoie, France. The telephone number of Total’s principal executive offices is +33 (0)1 47 44 45 46. Total is registered in France at the Nanterre Trade Register under the registration number 542 051 180. Total S.A., together with its subsidiaries and affiliates, is the fifth largest publicly-traded integrated international oil and gas company in the world based on market capitalization, in dollars, as of December 31, 2010, and has operations in more than 130 countries and activities in every sector of the oil industry, including in oil and gas exploration, development and productions and liquid natural gas, and the refining, marketing and the trading and shipping of crude oil and petroleum products segments. Total also has operations in petrochemicals and fertilizers and specialty chemicals, mainly for the industrial market. In addition, Total has interests in the coal mining and power generation sectors.

Tenesol. Tenesol is a wholly-owned subsidiary of Total G&P and an indirect wholly-owned subsidiary of Total S.A. Its principal executive offices are located at 12 Allée du Levant, 69890 La Tour de Salvagny France. Tenesol’s telephone number is +33(0)4-78-48-88-50. Tenesol is engaged in the business of devising, designing, manufacturing, installing and managing solar power production and consumption systems for farms, industrial and service sector buildings, solar power plants and private homes. Tenesol has been in business for more than 28 years and maintains a substantial presence in Europe, Africa, the Middle East and South America. Tenesol operates module manufacturing operations in Toulouse, France and Capetown, South Africa and is in the process of developing a third site near Carling, France. Tenesol’s total revenue is expected to be €200 million in 2011.

The Tenesol Acquisition

After the consummation of the Tenesol Acquisition, we will beneficially own the entire equity interest in Tenesol. Following the Tenesol Acquisition, Total G&P will no longer have an equity interest in Tenesol.

The Tenesol Acquisition Consideration

The Tenesol Acquisition is structured as a purchase of stock for cash in order to provide a prompt and orderly transfer of ownership from Total G&P to SunPower. We estimate that the total amount of funds required to purchase all of the outstanding shares of Tenesol and to pay related fees and expenses will be approximately $168 million, subject to any applicable withholding and transfer taxes. The Tenesol Acquisition will be financed with cash on hand and proceeds from the Private Placement.

Background of the Tenesol Acquisition

The following chronology summarizes the key meetings and events that led to our signing of the Tenesol Stock Purchase Agreement and the Private Placement Agreement. In this process, we held many conversations, both by telephone and in-person, about possible strategic alternatives. The chronology below covers only the key events leading up to the entry into the Tenesol Stock Purchase Agreement and does not purport to catalogue every conversation among our representatives or between the Company and other parties.

On April 28, 2011, we and Total G&P entered into a Tender Offer Agreement (the “Tender Offer Agreement”), pursuant to which, on May 3, 2011, Total G&P commenced a cash tender offer to acquire up to 60% of our outstanding shares of Class A common stock and up to 60% of our outstanding shares of Class B common stock (the “Tender Offer”) at a price of $23.25 per share for each class. The Tender Offer expired on June 14, 2011, and Total G&P accepted for payment on June 21, 2011 a total of 34,756,682 shares of our Class A common stock and 25,220,000 shares of our Class B common stock, representing 60% of each class of the then outstanding common stock.

In connection with the Tender Offer, SunPower entered into (i) an Affiliation Agreement with Total G&P, dated as of April 28, 2011, to govern the relationship between SunPower and Total G&P following the closing of the Tender Offer. The parties agreed to various arrangements concerning, among other things, Total G&P’s rights to maintain its percentage ownership of SunPower, limits on Total G&P’s ownership of shares of SunPower common stock above specified limits and the governance of SunPower, (ii) a Credit Support Agreement with Total, dated as of April 28, 2011 pursuant to which Total agreed to guarantee certain letter of credit facilities of SunPower and to offer to assist SunPower in obtaining additional credit, and (iii) a Registration Rights Agreement with Total G&P, dated as of April 28, 2011, which provides customary registration rights related to Total G&P’s ownership of shares of common stock of SunPower.

Finally, in connection with the Tender Offer Agreement, we executed a non-binding letter of intent dated April 28, 2011 (the “Letter of Intent”) expressing our interest in acquiring 100% of the shares (on a fully diluted basis) of Tenesol (together with its subsidiaries, divisions and affiliates), a 50%-owned Total joint venture that designs and manufactures solar panels. In the non-binding Letter of Intent, we acknowledged a business rationale for an acquisition of Tenesol, where, at the closing of the acquisition, Tenesol would own (i) its French assets, including but not limited to two module manufacturing facilities in France (Toulouse and Carling) and system activities in France, currently owned as part of the operations of Tenesol, and (ii) its non-French overseas assets, including module manufacturing facilities in South Africa (Cape Town), system activities in Europe and the rest of the world, including off-grid business and access to energy activities in Africa, (collectively, (i) and (ii) are referred to herein as the “Included Assets”), but expressly noted that our interest in any possible acquisition did not include interest in the French-overseas assets (i.e. the assets held by Tenesol in the French “Departement d’Outre Mer” and “Territoire d’Outre Mer” which shall be owned by a new entity “Tenesol Overseas” after corporate restructuring prior to the closing of the proposed acquisition) (the “Excluded Assets”).

Prior to the execution of the Letter of Intent, we had begun discussions concerning a possible acquisition of Tenesol. In particular, on September 29, 2010, Peter Aschenbrenner, our Vice President of Corporate Strategy, and representatives of SunPower met with Christophe Dargnies, then Business Development Manager of Total G&P, other representatives of Total and Benoit Rolland, General Manager of Tenesol, to discuss a potential commercial contract with Total or one or more of its Subsidiaries.

On November 23, 2010, Mr. Aschenbrenner solicited Total’s reaction to SunPower’s preliminary ideas related to strategic cooperation between the two companies, which included, among other things, a product supply agreement by which SunPower would supply solar cells to Tenesol.

On March 9, 2011 and March 10, 2011, Denis Giorno, Vice President of New Ventures of Total G&P, Mr. Dargnies and other Total executives, together with representatives from Credit Suisse Securities (Europe) Limited (“Credit Suisse”), met in person with Dennis V. Arriola, our Chief Financial Officer, Bruce Ledesma, then our Executive Vice President and General Counsel, and Mr. Aschenbrenner together with representatives from Deutsche Bank. At this meeting, representatives of Total provided additional detail with respect to the verbal proposal made to Thomas H. Werner, our Chief Executive Officer, on March 7, 2011 regarding a tender offer. They specified that if Total were to acquire the balance of Tenesol that it did not then own from a subsidiary of the EDF Group, SunPower could then acquire Tenesol from Total for approximately $170 million and if SunPower were to fail to purchase Tenesol or to pay the price proposed by Total, then SunPower would incur an additional credit support fee of up to $170 million.

On March 11, 2011, our Board met to discuss Total’s proposal for the Tender Offer Agreement and related matters, including Total’s proposal that SunPower acquire Tenesol for $170 million or pay an additional credit support fee. The Board expressed concern about our ability to conduct sufficient due diligence on Tenesol to be in a position to enter into a binding agreement to acquire it concurrently with our execution of the Tender Offer Agreement. The Board also formed an ad hoc transaction committee of independent directors composed of W. Steve Albrecht, Thomas R. McDaniel and Pat Wood, III. The transaction committee was tasked by the Board to closely monitor the status of the negotiations with Total, to manage the process to consider other possible alternative transactions and to make recommendations to the Board regarding potential transaction terms.

On March 13, 2011, the Board’s transaction committee held a meeting to discuss Total’s initial proposal including the elements related to Tenesol. The transaction committee provided instructions to management regarding the terms of a counterproposal to be delivered to Total, including a proposal to delay entering into a binding agreement to purchase Tenesol until after the completion of the tender offer, to eliminate the additional $170 million credit support fee that was proposed to apply if we did not acquire Tenesol and to require approval of our disinterested directors before entering into any binding agreement to acquire Tenesol.

On March 20, 2011, the Board’s transaction committee met to discuss the status of negotiations with Total, including with respect to Tenesol.

On March 24, 2011, Jay Peir, our Vice President, Corporate Development, Brian Ross, our Associate, Corporate Development, and Jim Parker, our Director of Tax, met in San Jose, California, to discuss the tax implications of a possible acquisition of Tenesol.

On March 25, 2011, the full Board met to receive an update from the transaction committee and to discuss the status of negotiations with Total, including with respect to Tenesol.

On March 28, 2011 and March 29, 2011, Messrs. Giorno and Dargnies and others from Total met with Messrs. Aschenbrenner and Arriola. Representatives of Messier Maris & Associés (“Messier Maris”), Credit Suisse and Total’s legal counsel, Wilson Sonsini Goodrich & Rosati, Professional Corporation (“Wilson Sonsini”), were present on behalf of Total, and representatives of Deutsche Bank and SunPower’s legal counsel, Jones Day (“Jones Day”), attended on SunPower’s behalf. During these meetings, the representatives of SunPower and Total continued to negotiate the terms of Total’s proposed tender offer, including the process related to SunPower’s evaluation of an acquisition of Tenesol. The parties agreed that they would prepare a non-binding term sheet for a potential acquisition of Tenesol by SunPower, but that any definitive agreement or commitment SunPower would be negotiated at a later time and subject to the approval of by SunPower’s disinterested directors. The proposal for the additional $170 million credit support fee was withdrawn.

On April 4, 2011 and April 5, 2011, Messrs. Peir and Ross, Mark Babcock, our Senior Vice President, Europe, Carl-Manuel Brachet, our Managing Director, Market Strategy and Development, and a representative of Deutsche Bank met with Mr. Rolland, Marc Fischer Head of Strategy and Growth for Solar Activities, Mr. Dargnies and other representatives of Total in Paris, France at Total’s headquarters to conduct initial due diligence with respect to a possible acquisition of Tenesol.

On April 26, 2011, SunPower and Total reached agreement on the final form of a non-binding letter of intent relating to a possible acquisition by SunPower of 100% of the shares (on a fully diluted basis) of Tenesol (together with its subsidiaries, divisions and affiliates, but without the Excluded Assets). The purchase price, net of certain liabilities to be set forth in definitive agreements related to SunPower’s possible purchase, would be payable at SunPower’s option in some combination of cash (a portion of which may be subject to installment terms to be agreed between the parties) and SunPower stock, with such shares of SunPower stock valued at $23.25 per share, the same price paid in the tender offer. At that time, Tenesol was 50%-owned by Total through a joint venture arrangement with EDF ENR. At the time of the tender offer, Total announced that it was acquiring the remaining 50% interest in Tenesol held by EDF ENR. Upon completion of Total’s acquisition of EDF ENR’s 50% interest, Total agreed to further review our possible acquisition of Tenesol. The Affiliation Agreement provided that any acquisition of Tenesol by SunPower would be subject to the prior approval of SunPower’s disinterested directors.

On April 28, 2011, our Board met to approve the Tender Offer Agreement and the related transactions with Total. We and Total G&P entered into the Tender Offer Agreement, the Affiliation Agreement and the other related agreements later that day. In connection with our entry into the Tender Offer Agreement, we publicly disclosed our entry into the non-binding letter of intent relating to a possible acquisition of Tenesol.

During the months of April 2011 through July 2011, the parties suspended further discussion and negotiation with respect to a possible acquisition of Tenesol, pending the closing of the tender offer by Total.

On July 27, 2011, Charles Boynton, our Vice President of Finance and Corporate Development, and Messrs. Achenbrenner and Ross spoke via teleconference with Laurene Debesse Business Development Manager, Jean-Yves Daclin, Vice President, Photovoltaic Solar, Louis Caillard, Vice President New Ventures, Mr. Giorno and other representatives of Total, to review the terms of the Letter of Intent and discuss the timeline and calendar for a possible acquisition of Tenesol. The teams also discussed the strategic rationale for such an acquisition. During the meeting, it was proposed by Total that the assets of Total Solaire France, SAS (“Total Solaire”), a subsidiary dedicated to promoting photovoltaic systems, should be included as part of the proposed transaction to acquire Tenesol. The parties agreed to cooperate to conduct further due diligence.

On July 29, 2011, James Pape, then our President, Residential and Commercial, Douglas J. Richards, our Executive Vice President, Administration, Messrs. Aschenbrenner, Ross, Boynton and other representatives of SunPower spoke with Messrs. Caillard, Daclin, Giorno and Rolland, Ms. Debesse and other representatives of Total and Tenesol via teleconference, during which Tenesol presented its business plan and reviewed its outlook for Tenesol and the solar industry for the 2011 fiscal year.

On August 3, 2011 and August 4, 2011, Messrs. Pape, Boynton, Aschenbrenner, Pat Pokorny, our Vice President, Finance, Residential and Commercial, together with other representatives of SunPower met in La Tour-de-Salvagny, France,

with representatives of Tenesol and Total to conduct due diligence evaluating a possible acquisition of Tenesol. Discussions included a detailed review of Tenesol’s business plan and strategy.

On August 26, 2011, Messrs. Werner, Arriola, Boynton, Ross, Aschenbrenner and Ledesma, met with Messrs. Thomas McDaniel and Pat Wood, independent members of our Board of Directors, via teleconference to discuss a possible acquisition of Tenesol. Under the terms of the Affiliation Agreement between us and Total, the independent directors of our Board were required to review and approve any possible acquisition of Tenesol. The independent directors (including Ms. Betsy Atkins and Mr. W. Steve Albrecht) had requested that Messrs. McDaniel and Wood serve as a committee of the independent directors (the “Independent Committee”) in order to lead the process for reviewing and negotiating a possible transaction with the assistance of management. In this first meeting of the Independent Committee served as an organizational meeting during which time the Independent Committee discussed the function and management role of the independent directors in the due diligence review process, negotiations, and review and approval of definitive agreements. The Independent Committee noted that Ms. Atkins and Mr. Albrecht would be invited to all future meetings and would be kept apprised by Mr. McDaniel, serving as chairperson of the Independent Committee. The Independent Committee also discussed its desire to engage a third party financial advisor to assist with the financial evaluation of a possible acquisition of Tenesol. Following discussion, the Independent Committee agreed to solicit Deutsche Bank for the potential engagement, given Deutsche Bank’s familiarity with Tenesol as a result of advising the Board of Directors during the Tender Offer by Total.

On August 29, 2011, SunPower verbally engaged Deutsche Bank to undertake an analysis to determine whether it would be able to render a fairness opinion in connection with the Transaction, subject to approval by the Special Committee.

On September 7, 2011, Messrs. Ross, Boynton, Parker, Christopher Jaap, then our Assistant General Counsel and Assistant Secretary, and Navneet Govil, our Vice President and Treasurer and Mr. Richards from SunPower, met with Mr. Caillard at SunPower’s offices in San Jose to discuss the timeline of a possible acquisition of Tenesol, tax and finance considerations, human resources considerations and representations and warranties to be made in connection with a possible acquisition of Tenesol. At that meeting, Mr. Caillard noted that the Letter of Intent contemplated payment of cash and stock for the acquisition of Tenesol shares, and he further set forth Total’s initial proposal to lower the share purchase price below $23.25 as a result of a decline in our stock price, which closed at $13.56 that day. Following the meeting with Mr. Caillard, the parties also reviewed Deutsche Bank’s proposed workplan in connection with determining whether it would be able to render a fairness opinion.

On September 14, 2011, Messrs. Babcock and Cepas met with Messrs. Rolland, Daclin, Caillard and Fischer in La Tour-de-Salvagny for detailed discussions regarding Tenesol’s French and European business units in France and their organizations.

On September 15, 2011, the French overseas assets were contributed to Tenesol Overseas in accordance with the terms and conditions of a Contribution Agreement, dated June 27, 2011, entered into by and between Tenesol and Tenesol Overseas.

On September 16, 2011, Messrs. Werner, Arriola, Boynton, Ross, Ledesma, Jaap, Aschenbrenner and the Independent Committee convened the second meeting of the Independent Committee via teleconference to discuss a possible acquisition of Tenesol. Ms. Atkins participated in the meeting and Mr. Albrecht participated in a portion of the meeting. Representatives from Jones Day were also present during the meeting. Jones Day provided a review for the independent directors of their duties and the process to be followed for evaluating a related-party transaction. The Independent Committee also received a status update on the timeline, emerging issues and special considerations related to a possible acquisition of Tenesol. Members of the Special Committee were provided with an overview of Tenesol’s business, financial profile, manufacturing capabilities and other related information. Finally, the independent directors discussed the possible engagement of Deutsche Bank as financial advisor solely for the purpose of rendering a fairness opinion to the independent directors in connection with a possible acquisition.

During the week of September 20, 2011, representatives of SunPower met with members of Tenesol’s management team in La Tour-de-Salvagny, France. Messrs. Caillard and Fischer of Total joined in person and by teleconference for various meetings. SunPower’s accounting and IT representatives were joined by representatives of Ernst & Young LLP (“Ernst & Young”), who conducted accounting and information technology due diligence. Joern Juergens, our Managing

Director, Europe/International Operations, and Mr. Cepas conducted due diligence on Tenesol’s Export business unit. Jack Peurach, our Executive Vice President, Products, reviewed Tenesol’s research and development efforts, including their product portfolio. On September 23, 2011 Messrs. Werner, Pape, Richards, Boynton, Ross, Tiwari, Cepas, Pokorny, Babcock, Osmer, and Marty Neese, our Chief Operating Officer, met in San Jose and by teleconference to review the financial and business due diligence performed on Tenesol through September 23, 2011. Discussions included price per watt assumptions for Tenesol’s manufacturing operations, sales volumes, geographies and other similar considerations in connection with a possible acquisition of Tenesol. Mr. Werner requested that Messrs. Boynton, Pokorny and Ross prepare an independent financial model and valuation of Tenesol based on the data discussed during the meeting.

During the month of October 2011, there were several meetings among Messrs. Ross, Boynton, Jaap and representatives of Jones Day and Mr. Caillard and Matthew Clayton, Senior Counsel, and Ms. Pascale Bayle, In-House Counsel at Total, to review and negotiate terms and conditions of an updated term sheet for a possible acquisition of Tenesol.

On October 4, 2011, Messrs. Werner, Arriola, Ross, Ledesma, Boynton and Cepas, and the members of the Independent Committee, convened a third meeting of the Independent Committee via teleconference. Ms. Atkins and Mr. Albrecht also participated for the duration of the conference call. Messrs. Boynton and Cepas provided updated timelines and status for various activities related to the possible acquisition of Tenesol. Mr. Boynton also provided a detailed review of management’s financial model and preliminary valuation analyses, as well as the status of key provisions of an updated term sheet under negotiation with Total.

On October 10, 2011 TED acquired the remaining 50% of Tenesol from EDF ENR, resulting in TED owning 100% of the outstanding shares and voting rights of Tenesol.

Also on October 10, 2011, Tenesol Overseas, previously owned by Tenesol, was sold to Total Gaz Electricité Holdings France and EDF ENR. Additionally, Total agreed in principle to negotiate an updated term sheet outlining the terms and conditions of our possible acquisition of Tenesol.

On October 13, 2011, Mr. Ross spoke with Cedric Burtin, Financial Controller at Total, Philippe Querbes, Chief Financial Officer at Tenesol, and Mr. Caillard to discuss a working capital adjustment mechanism to be included in the term sheet of a possible acquisition of Tenesol.

On October 14, 2011, Messrs. Werner, Aschenbrenner and Arriola met with Philippe Boisseau, President of the Gas & Power division of Total, and Mr. Chaperon at SunPower’s headquarters in San Jose to discuss the terms of the proposed acquisition of Tenesol. SunPower discussed its view of Tenesol’s value in light of the solar industry downturn and proposed that Total consider a list of additional concessions to improve SunPower’s economics in the proposed acquisition of Tenesol. The group discussed potential amendments to the Credit Support Agreement and Affiliation Agreement, the inclusion of Total Solaire’s manufacturing assets, a commitment by Total to provide SunPower with certain R&D resources and a proposal to joint cooperation on solar power plant development.

On October 18, 2011, Messrs. Werner, Arriola, Boynton Jaap, and Guerard, and Ms. Bayle met with a representative Jones Day and Messrs. Caillard and Burtin via teleconference to review and discuss the structure of the acquisition of Tenesol, including tax implications and a working capital adjustment.

On October 19, 2011, Messrs. Werner, Arriola, Ross, Ledesma, Jaap, Cepas and members of the Independent Committee convened the fourth meeting of the Independent Committee. Mr. Albrecht and representatives of Jones Day and Deutsche Bank were also present at the meeting. SunPower management presented the Independent Committee with an updated financial model and information regarding Tenesol’s sales pipeline. Updated timelines and status for various activities related to a possible acquisition were also discussed during the meeting. The Deutsche Bank representatives provided the independent directors with an overview of the process that Deutsche Bank would use in considering whether it would be able to render a fairness opinion. Following the meeting, the independent directors met telephonically with Jones Day to discuss various matters, and to request a separate meeting with Jones Day regarding concerns raised by the Company with respect to performance under coverage ratios contained in our revolving credit facility with Credit Agricole.

Also on October 19, 2011, Messrs. Boynton, Jaap and Ross met with Ms. Bayle and Messrs. Julien Alavin-Miquel, Legal Adviser, Messrs. Guerard and Caillard via teleconference to discuss the term sheet for a possible acquisition of Tenesol. Following the teleconference meeting, Messrs. Ross, Jaap and Boynton, together with representatives from Jones Day, met in San Jose, California at SunPower’s headquarters to review Total’s comments on our proposed updated term sheet.

On October 25, 2011 through October 27, 2011, Mr. Rolland visited SunPower in San Jose, California to meet with various SunPower executives, including Messrs. Werner, Arriola, Pape, Richards, Neese, and Howard Wenger, our President, Regions, to discuss the synergies of a possible combined SunPower and Tenesol organization. SunPower’s executives also reviewed with Mr. Rolland certain assumptions in Tenesol’s business plan.

On November 1, 2011, Mr. Aschenbrenner met with Mr. Chaperon to discuss the premium over market price to be used if SunPower’s common stock were used as part of the purchase consideration for Tenesol.

On November 2, 2011, Messrs. Ross, Ledesma, Jaap, Werner, Arriola, Boynton and Cepas and members of the Independent Committee convened the fifth meeting of the Independent Committee. Mr. Albrecht and Ms. Atkins also participated in the teleconference together with representatives from Jones Day. During the meeting, Mr. Boynton provided an update regarding activities related to a possible acquisition of Tenesol and reviewed materials requested by the Independent Committee at its prior meeting, including information related to market share forecasts of the combined businesses, growth data, information regarding customer opportunities, management’s updated financial projections based upon results for the third quarter, and an update on the status of Deutsche Bank’s workplan in connection with determining whether it would be able to render a fairness opinion. Finally, Mr. Boynton reviewed a possible financing structure that could be used in connection with a possible acquisition of Tenesol that would have the benefit mitigating risk of breaching a financial ratio of debt-to-EBITDA required under SunPower’s existing revolving credit facility with Credit Agricole and other banks.

Also on November 9, 2011, members of the Independent Committee convened a meeting. The meeting was conducted via teleconference and included representatives of Jones Day. Ms. Atkins and Ms. Albrecht also participated in the call. Mr. McDaniel noted the prior request of the Independent Committee to meet with counsel to review the Company’s financial covenants under existing debt instruments and mechanisms available to the Company for strengthening its coverage ratios, the impact of such mechanisms on the Corporation’s existing agreements with Total, and their impact on any possible transaction to acquire Tenesol. Jones Day presented its view of various events and their potential implications for the Company’s IFC loan and its existing revolving credit facility with Credit Agricole. In particular, Jones Day reported on conversations with banks regarding the availability under the existing revolving credit facility to make use of an equity cure provision that would permit the Company to raise cash to remedy a potential default for failure to satisfy a required debt-to-EBITDA ratio as of January 2, 2012. The independent directors discussed the implications of using such an equity cure provision in the context of a possible acquisition of Tenesol, whereby the Company would issue shares in exchange for cash in a private placement to Total. Jones Day provided a detailed overview of the implications of such an arrangement on the existing agreements in place with Total, including the Affiliation Agreement and the independent directors discussed other alternatives, including a potential public offering of shares or a private placement to another party, as well as the likely pricing and costs of those alternatives and their potential dilutive impact on the Company’s public stockholders.

On November 10, 2011, Messrs. Werner, Achenbrenner, Arriola, Boynton, Ross, Cepas, Ledesma, Jaap and members of the Independent Committee convened a meeting of the Independent Committee via conference call. Also present at the meeting were Mr. Albrecht and Ms. Atkins, and representatives of Jones Day and Deutsche Bank. Mr. Boynton responded to prior requests from the independent directors regarding various alternative courses of action available to strengthen the Company’s financial debt-to-EBITDA, including raising capital in the public or private markets and a private placement of equity to Total. The independent directors discussed at length the various alternatives and directed management to discuss the idea of issuing equity to Total at a premium over the prevailing trading price. Finally, Messrs. Werner and Boynton provided a summary of several proposed transactions to be undertaken in connection with the potential acquisition of Tenesol that would provide additional value to SunPower. These included a possible private placement of equity to Total at a premium over the Company’s stock price at contributions by Total to support Company research and development, a supply agreement whereby Total or its affiliates would purchase solar systems from the Company, amendments to the Credit Support Agreement that would provide for a Total guarantee of letters of credit thereby freeing cash collateral currently pledged in connection with those letters of credit, and other accommodations that Total was currently considering. Messrs. Werner and Boynton also provided a general update on Tenesol’s valuation and general business outlook. The Deutsche Bank representatives provided the Independent Committee with an update on the status of its work process and selected observations from its initial due diligence trip to Tenesol.

On November 11, 2011, Mr. Werner spoke via telephone with Mr. Boisseau to discuss the terms of the proposed acquisition of Tenesol, including the terms of a proposed Master Agreement. Specifically, Messrs. Werner and Boisseau discussed the possibility of Total developing and financing a multi-megawatt installation of SunPower’s C7 technology.

From November 11, 2011 through November 13, 2011, Messrs. Boynton and Jaap of SunPower met frequently with Mr. Caillard and Ms. Bayle to finalize the terms of an updated term sheet, including all of the additional proposed transactions contemplated between the parties.

On November 14, 2011, Mr. Arriola met with Mr. Guerard to discuss proposed amendments to the Affiliation Agreement and Credit Support Agreement.

On November 15, 2011, SunPower and Total G&P entered into a non-binding term sheet that contemplated SunPower’s acquisition of Tenesol for cash. At the closing of the acquisition, Tenesol would own the Included Assets, but not the Excluded Assets. The non-binding term sheet also included provisions relating to the surrounding transactions, including the issuance of SunPower shares to Total G&P at a share price of $8.80 per share. SunPower’s Class A common stock closed at $7.22 per share that day.

On November 17, 2011, Messrs. Boynton, Ross, Jaap, Jia Liu, our Corporate Counsel, Kevin Wetzel, our Associate, Treasury, and representatives of Jones Day spoke with Messrs. Guerard, Clayton, Alavin-Miquel, Daclin and Caillard and Ms. Bayle of Total, and a representative of Wilson Sonsini, to discuss issues and necessary documentation related to a possible acquisition of Tenesol.

On November 30, 2011, Messrs. Ross, Boynton, Jaap, Wetzel and representatives of Jones Day met in San Jose to speak with Messrs. Daclin and Caillard in person, as well as Messrs. Clayton, Guerard, and Alavin-Miquel and Ms. Bayle via teleconference, to review Total’s feedback on the initial drafts of the transaction documents circulated by SunPower on November 29, 2011.

Also on November 30, 2011, Mr. Aschenbrenner spoke via telephone with Mr. Chaperon to discuss how to maximize synergies among the parties if the proposed acquisition of Tenesol were consummated.

On December 2, 2011, Mr. Aschenbrenner met again with Mr. Chaperon at Total’s headquarters in Paris, France to discuss potential synergies of a possible combination of SunPower and Tenesol.

On December 8, 2011, all of the members of the SunPower Board of Directors executed a unanimous written consent appointing all of the independent directors (Ms. Atkins and Messrs. Albrecht, McDaniel and Wood) to serve as a special committee of the Board of Directors (the “Special Committee”) for the purpose of reviewing, authorizing and approving a possible transaction to acquire Tenesol.

On December 9, 2011, Messrs. Werner, Arriola, Boynton, Ross, Ledesma, Jaap, Aschenbrenner and members of the Special Committee convened a meeting of the Special Committee to discuss the terms of a possible acquisition of Tenesol. Also present were representatives of Deutsche Bank and Jones Day. The Deutsche Bank representatives provided an update regarding its workplan and a review of its preliminary financial analysis with respect to the proposed acquisition of Tenesol. Jones Day provided an overview of the legal due diligence review conducted to date, and the independent directors requested a more detailed review of the results of due diligence findings at a subsequent meeting where the attorney-client privilege could be ensured.

On December 9, 2011, the Special Committee also discussed proposed amendments to the existing Credit Support Agreement with Total that would allow the existing sub-limit to the guaranteed letter of credit facility to be increased to $725 million, and that included certain modifications to the definition of “Permitted Indebtedness” in the agreement. In addition, the Special Committee discussed a proposed letter agreement between the Company and Total that would permit the Company to issue certain letters of credit for its California Valley Solar Ranch photovoltaic project under the guaranteed facility and a proposed amendment to the Company’s existing letter of credit facility, under which Deutsche Bank AG New York Branch serves as issuing bank and as administrative agent, that would implement the increased letter of credit capacity contemplated by the amendment to the Credit Support Agreement. The special committee approved each of the foregoing and the Company and Total executed the amendment to the Credit Support Agreement and the letter agreement.

During the week of December 12, 2011, Messrs. Boynton and Jaap and representatives from Jones Day met with Messrs. Caillard, Clayton and Ms. Bayle and representatives from Salans, legal counsel to Total, at the New York office of Jones Day to negotiate the terms and conditions of the definitive documents relating to a possible acquisition of Tenesol.

On December 16, 2011, Messrs. Werner, Arriola, Boynton, Ross, Ledesma, Jaap, Aschenbrenner and members of the Special Committee convened a meeting of the Special Committee. Also present were representatives of Deutsche Bank and Jones Day. Mr. Boynton provided a detailed review and update regarding the various elements of the proposed transaction. Following Mr. Boynton’s review and a period of questions and answers, the representatives of Deutsche Bank left the meeting. Jones Day then provided an overview of its legal due diligence findings and discussions with Total to date regarding issues of risk allocation.

During the week of December 19, 2011, Messrs. Boynton and Jaap together with representatives of Jones Day met with Mr. Clayton and Ms. Bayle of Total and representatives from Salans at the New York office of Jones Day to negotiate the terms and conditions of definitive agreements providing for an acquisition of Tenesol and the surrounding transactions.

On December 21, 2011, Messrs. Werner, Arriola, Boynton, Ross, Ledesma, Jaap, Aschenbrenner and members of the Special Committee met to review the proposed transactions with Total and its affiliates. Also present were representatives of Deutsche Bank and Jones Day. Mr. Boynton provided an update on the transactions and Jones Day made a detailed presentation regarding risk allocation and the effects of the transaction on the standstill arrangements under the Affiliation Agreement. Following a period of questions and answers, Deutsche Bank presented its valuation analysis. Following these discussions, the Special Committee voted to approve the transactions and recommend approval by the stockholders of the Company. Mr. Werner then asked that the record also reflect his vote in favor of the transaction, even though he was not a member of the Special Committee.

Between December 21, 2011 and December 23, 2011, the parties finalized negotiations of the transaction documents on December 23, 2011, Deutsche Bank delivered to the Special Committee its written opinion as investment bankers that, as of the date of such opinion, and subject to the assumptions made, matters considered and limits of review set forth in the opinion (a written advisory of which is attached hereto as Annex D), the $165,375,000 cash purchase price in the Acquisition Agreement, subject to potential downward adjustments based on closing net working capital and net cash amounts, was fair, from a financial point of view, to SunPower. On December  23, 2011, the parties excluded the transaction documents.

Recommendation and Reasons for the Tenesol Acquisition

The Special Committee of the Board consulted with SunPower’s senior management, legal counsel and financial advisor in evaluating the Tenesol Stock Purchase Agreement, the Private Placement Agreement and the transactions contemplated by the Master Agreement. As part of this evaluation, the Special Committee considered a number of reasons to approve the transactions, including the following features which the Special Committee believed supported its decisions:

—	Tenesol has significant experience in the solar industry, with 15,000 systems installed worldwide, totaling 500 megawatts of solar generation capacity;

—

Tenesol has a strong downstream presence in Europe that allows it to maximize its average selling price for each one of its modules. In light of current over-supply in the PV industry, solar cell and module manufacturers are being forced to rapidly reduce their average selling prices. Manufacturers with strong sales channels and a downstream presence are often able to preserve higher average selling prices due to their close contact with end-customers. SunPower has strategically invested in its own downstream sales channels, including the ability to provide engineering, procurement, and construction (“EPC”) services to commercial and government customers in North America. As part of SunPower’s strategic plan, we began developing similar EPC capabilities in Europe during 2011. The Special Committee believed that acquiring Tenesol SunPower could accelerate its plan to offer these services to European customers and potentially to capture additional margin for each PV module sold;

—

Over-supply in the PV industry has enabled Tenesol to purchase solar cells at a lower cost than it had historically, which lowers the cost of the modules it sells to its customers. Because Tenesol purchases solar cells for its PV modules from a variety of manufacturers in Europe, Asia, and North America, declines in PV industry average selling price impact Tenesol’s financial results less than vertically-integrated solar companies;

14.1

—

Tenesol operates under a unique off-grid business which allows it to realize higher gross margins as compared to traditional solar businesses and remain relatively less dependent of government incentives;

—	Tenesol has strong brand and market share in France, including existing partnerships with large telecom companies throughout Europe and Africa;

—

Tenesol has French and South African manufacturing bases which allows it to take advantage of existing and potential local content rules as well as preferential treatment for “made in EU” content, tender processes in South Africa and France that favor local content and one of only a few manufacturing plants in South Africa located in Cape Town; and

—

Tenesol has a substantial amount of its cost structure denominated in Euros, leaving it less impacted by volatile foreign exchange markets than competitors in North American and Asia with large US Dollar exposures. The Special Committee expected Europe to continue to be a strong market for PV products, but US Dollar appreciation against the Euro could make PV modules prohibitively expensive for European customers. Because Tenesol’s cost structure is largely Euro-based, it is well positioned to respond to these market conditions without substantial negative impact to its financial results.

The Special Committee also considered a variety of risks and other potentially negative factors of the Tenesol Stock Purchase Agreement, the Private Placement Agreement and the transactions contemplated by the Master Agreement, including the following:

—	The dilutive impact on our minority shareholders;

—	The risks in the current business climate in Europe, the Middle East and Africa where Tenesol manufactures and sells product;

—	The short-term risks of falling prices for Tenesol’s products;

—	Current inventory levels in Europe for the products of the Company and Tenesol following the elimination of feed-in-tariffs in certain countries;

—	The related-party nature of the transaction;

—	The challenges of operating under French (European) labor laws; and

—	Competition from Chinese competitors with respect to super low-cost modules could make Tenesol uncompetitive.

The Special Committee concluded that the risks, uncertainties, restrictions and potentially negative factors associated with the Tenesol Stock Purchase Agreement, the Private Placement Agreement and the transactions contemplated by the Master Agreement were outweighed by the potential benefits of the Tenesol Stock Purchase Agreement, the Private Placement Agreement and the transactions contemplated by the Master Agreement. In particular, the Special Committee noted the positive benefits of additional downstream assets, greater opportunity for large-scale tenders resulting from local content in Europe and Africa, the premium purchase price for the Private Placement, the commitment by Total to enter into purchase commitments for the Company’s products, the increased commitment by Total to fund the Company’s research and development efforts, and the positive impact on the Company’s balance sheet of the revised credit support were all cited by members of the Special Committee at different times during its review of the transactions as positive factors that outweighed any potentially negative factors.

The foregoing discussion summarizes the material information and factors considered by the Special Committee in its consideration of the Tenesol Stock Purchase Agreement, the Private Placement Agreement and the transactions contemplated by the Master Agreement. The Special Committee collectively reached the decision to approve the Tenesol Stock Purchase Agreement, the Private Placement Agreement and the transactions contemplated by the Master Agreement in light of the factors described above and other factors that each member of the Special Committee felt were appropriate. In view of the variety of factors and the quality and amount of information considered, the Special Committee did not find it practicable to, and did not make specific assessments of, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. Individual members of the Special Committee may have given different weight to different factors.

Opinion of Deutsche Bank

Deutsche Bank has been engaged to provide an opinion to the Special Committee in connection with the Tenesol Acquisition. On December 23, 2011, Deutsche Bank delivered its written opinion to the Special Committee indicating that, as of December 23, 2011, based upon and subject to the assumptions made, matters considered and limits of the review undertaken by Deutsche Bank, it is Deutsche Bank’s opinion as investment bankers that the $165,375,000 cash purchase price, subject to potential downward adjustments based on closing net working capital and net cash amounts, as described in Section 2.3 of the Tenesol Stock Purchase Agreement, in cash (the “Consideration”) is fair, from a financial point of view, to SunPower.

The full text of Deutsche Bank’s written opinion, dated December 23, 2011 (referred to as the “Deutsche Bank Opinion”), which sets forth, among other things, the assumptions made, matters considered and limits on the review undertaken by Deutsche Bank in connection with the Deutsche Bank Opinion, is attached as Annex D to this Information Statement and is incorporated herein by reference. The summary of the Deutsche Bank Opinion set forth in this Information Statement is qualified in its entirety by reference to the full text of the Deutsche Bank Opinion.

In connection with Deutsche Bank’s issuing an opinion to the Special Committee, and in arriving at its opinion, Deutsche Bank reviewed certain publicly available financial and other information concerning Tenesol and SunPower, certain internal analyses, financial forecasts, and other information relating to Tenesol and SunPower prepared by management of Tenesol and SunPower, respectively. Deutsche Bank also held discussions with certain senior officers and

15.1

other representatives and advisors of Tenesol and SunPower regarding the businesses and prospects of Tenesol and SunPower, respectively, and of SunPower after giving effect to the Transaction. In addition, Deutsche Bank (i) reviewed the reported prices and trading activity for the SunPower common stock, (ii) compared certain financial and stock market information for SunPower and certain financial information for Tenesol with, to the extent publicly available, similar information for certain other companies it considered relevant whose securities are publicly traded, (iii) to the extent publicly available, reviewed the financial terms of certain recent business combinations which it deemed relevant, (iv) reviewed the Transaction Documents, and (v) performed such other studies and analyses and considered such other factors as it deemed appropriate.

In preparing the Deutsche Bank Opinion, Deutsche Bank did not assume responsibility for independent verification of, and has not independently verified, any information, whether publicly available or furnished to it, concerning Tenesol or SunPower, including, without limitation, any financial information considered in connection with the rendering of its opinion. Accordingly, for purposes of its opinion, Deutsche Bank has, with the knowledge and permission of the Special Committee, assumed and relied upon the accuracy and completeness of all such information. Deutsche Bank has not conducted a physical inspection of any of the properties or assets, and has not prepared, obtained or reviewed any independent evaluation or appraisal of any of the assets or liabilities (including any contingent, derivative or off-balance-sheet assets or liabilities), of Tenesol or SunPower or any of their respective subsidiaries, nor has it evaluated the solvency or fair value of Tenesol, SunPower or the combined company (or the impact of the Transaction thereon) under any law relating to bankruptcy, insolvency or similar matters. With respect to the financial forecasts, including, without limitation, the analyses and forecasts of the amount and timing of certain cost savings, operating efficiencies, revenue effects, financial synergies and other benefits projected by SunPower to be achieved as a result of the Transaction, including, without limitation, in connection with the specified research and development support to be provided by Total to SunPower as contemplated by the Master Agreement (the “R&D Support Commitment”) and the purchase over two years of 10 megawatts of modules by the Guarantor or its affiliate companies from SunPower as contemplated by the Master Agreement (the “PV Purchase Commitment”) (collectively, the “Benefits”), made available to Deutsche Bank and used in its analyses, Deutsche Bank has assumed with permission of the Special Committee that such forecasts, including the Benefits, have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Tenesol and SunPower as to the matters covered thereby. In rendering its opinion, Deutsche Bank expresses no view as to the reasonableness of such forecasts and projections, including, without limitation, the Benefits, or the assumptions on which they are based. Deutsche Bank’s opinion is necessarily based upon economic, market and other conditions as in effect on, and the information made available to it as of, the date hereof. Deutsche Bank expressly disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting our opinion of which it become aware after the date hereof.

For purposes of rendering the Deutsche Bank Opinion, Deutsche Bank assumed with the permission of the Special Committee that, in all respects material to its analysis, the Acquisition and the other elements of the Transaction will be consummated in accordance with the terms of the Transaction Documents, without any material waiver, modification or amendment of any term, condition or agreement. In addition, the Special Committee instructed Deutsche Bank to assume, and it has assumed (i) that SunPower will need to raise approximately $100,000,000 in additional equity capital on or before February 20, 2012 in order to avoid a default under the Revolving Credit Agreement, dated as of September 27, 2011, among SunPower and the Lenders named therein, (ii) that, prior to the consummation of the Acquisition, Total and SunPower will enter into a binding agreement for Total to provide the R&D Support Commitment to SunPower and the Guarantor and SunPower will enter into a binding agreement for the Guarantor to provide the PV Supply Commitment, in each case on terms and conditions no less favorable to SunPower than the terms contemplated by the Master Agreement, and (iii) that Total would be unwilling to enter into the Master Agreement or provide the R&D Support Commitment or consummate the Private Placement, and that the Guarantor would be unwilling to provide the PV Supply Commitment, in each case unless SunPower entered into the Purchase Agreement. Deutsche Bank has also assumed that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the Transaction will be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, no restrictions, terms or conditions will be imposed that would be material to Deutsche Bank’s analysis. Deutsche Bank is not a legal, regulatory, tax or accounting expert and has relied on the assessments made by SunPower and its advisors with respect to such issues.

The Deutsche Bank Opinion was approved and authorized for issuance by a fairness opinion review committee and was addressed to, and for the use and benefit of, the Special Committee. The Deutsche Bank Opinion was limited to the fairness, from a financial point of view, to SunPower, as of the date hereof, of the Consideration. The Deutsche Bank Opinion did not

address, and Deutsche Bank expressed no opinion with respect to, any other terms of the Transaction or the Transaction Documents. The Special Committee did not ask Deutsche Bank to, and the Deutsche Bank Opinion did not, address the fairness of the Acquisition or any other element of the Transaction, or any consideration received in connection therewith, to the holders of any class of securities, creditors or other constituencies of SunPower, nor did it address the fairness of the contemplated benefits of the Acquisition or any other element of the Transaction. Deutsche Bank was engaged by the Special Committee solely to undertake an analysis to determine whether it would be able to render the Deutsche Bank Opinion, and Deutsche Bank did not participate in the negotiation of the Transaction Documents. Deutsche Bank expressed no opinion as to the merits of the underlying decision by SunPower to engage in the Acquisition or any other element of the Transaction or the relative merits of the Acquisition or any other element of the Transaction as compared to any alternative transactions or business strategies. Nor did Deutsche Bank express an opinion, and the Deutsche Bank Opinion does not constitute a recommendation, as to how any holder of SunPower Common Stock should vote with respect to the issuance of shares of SunPower Common Stock in the Private Placement in connection with the Acquisition or on any other matter. In addition, Deutsche Bank did not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of the officers, directors, or employees of any parties to the Acquisition or any other element of the Transaction, or any class of such persons, relative to the Consideration. The Deutsche Bank Opinion did not in any manner address the prices at which shares of SunPower Common Stock or other securities will trade following the announcement or consummation of the Transaction or any other element of the Transaction.

Set forth below is a brief summary of certain financial analyses performed by Deutsche Bank in connection with rendering the Deutsche Bank Opinion.

The order of the analyses described below does not represent relative importance or weight given to those analyses by Deutsche Bank or the Special Committee. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Deutsche Bank’s financial analyses. The tables below must be read together with the full text of each summary and are alone not a complete description of Deutsche Bank’s financial analyses.

General Considerations

As described in more detail below, with the consent and knowledge of the Special Committee, for certain of its analyses Deutsche Bank took into consideration: (i) the terms of the Private Placement Agreement pursuant to which Total agreed to purchase 18,600,000 shares of SunPower Common Stock for $8.80 per share on the terms and conditions set forth therein, which reflected purchase proceeds of approximately $59,000,000 in excess of the market value of the shares to be purchased based on SunPower’s closing price on December 21, 2011 (the “Premium Issuance Component”); (ii) the fact that consummation of the Private Placement eliminated the need for SunPower to complete an approximately $100,000,000 underwritten equity offering in order to cure covenant default[s] under its Revolving Credit Agreement, resulting in savings to SunPower of approximately $5,000,000 in associated underwriting fees as well as a potential file/offer discount in such an offering estimated to range from $0 to $15,000,000 (collectively, the “Stock Issuance Component”); (iii) the approximately $14,000,000 present value, on an after-tax basis, of the R&D Support Commitment (the “R&D Support Component”); and (iv) the approximately $2,000,000 present value, on an after-tax basis of the PV Supply Commitment based on margin assumptions provided by SunPower management (the “PV Supply Component” and, together with the Premium Issuance Component, the Stock Issuance Component and the R&D Support Component, the “Additional Transaction Components”). For purposes of its analysis, Deutsche Bank utilized a Euro/US Dollar exchange rate of 1.30.

Tenesol Analysis

Analysis of Selected Publicly Traded Companies. Deutsche Bank compared certain financial information and commonly used valuation measurements for Tenesol to corresponding information and measurements for a group of seven publicly traded solar power companies: SAG Solarstrom AG, Conergy AG and Centrosolar Group AG (the “European Solar Downstream Companies”) and Martifer Solar S.A., Quanta Power Generation, Inc., NCR, Corp., Beacon Solar Energy, Inc. and INX, Inc. (the Off-Grid Selected Companies and, together with the European Solar Downstream Companies, the “Tenesol Selected Companies”). Such financial information and valuation measurements included, among other things, (i) operating performance; (ii) ratios of common equity market value as adjusted for debt and cash (“Enterprise Value”) to revenues and earnings before interest expense, income taxes and depreciation and amortization (“EBITDA”); and (iii) ratios of Enterprise Value to EBITDA excluding non-recurring charges from restructuring and inventory write-downs (“Adjusted EBITDA”). For the Tenesol Selected Companies, Deutsche Bank used publicly available information concerning historical and projected financial performance; for Tenesol, Deutsche Bank used the SunPower Management Tenesol Case.

As part of this analysis, Deutsche Bank estimated and applied multiple ranges to the applicable Tenesol metric as follows:

—

a range of implied Tenesol equity values based upon a selected range of revenue multiples, on a latest twelve months (“LTM”) basis, of 0.35x to 0.50x, was $239 million to $293 million when including the low end of the value range for the Additional Transaction Components, and was $159 million to $214 million when excluding such Additional Transaction Components;

—

a range of implied Tenesol equity values based upon a selected range of revenue multiples, on a latest quarter annualized (“LQA”) basis, of 0.35x to 0.50x, was $218 million to $263 million when including the low end of the Additional Transaction Components, and was $139 million to $184 million when excluding such Additional Transaction Components ;

—

a range of implied Tenesol equity values based upon a selected range of revenue multiples, on a calendar year 2011 estimated (“CY11E”) basis, of 0.35x to 0.45x, was $207 million to $234 million when including the low end of the Additional Transaction Components , and was $127 million to $154 million when excluding such Additional Transaction Components ;

—

a range of implied Tenesol equity values based upon a selected range of revenue multiples, on a calendar year 2012 estimated (“CY12E”) basis, of 0.25x to 0.45x, was $184 million to $241 million when including the low end of the Additional Transaction Components, and was $104 million to $161 million when excluding such Additional Transaction Components ;

—

a range of implied Tenesol equity values based upon a selected range of Adjusted EBITDA multiples, on an LTM basis, of 7.0x to 10.0x, was $364 million to $472 million when including the low end of the Additional Transaction Components, and was $285 million to $393 million when excluding such Additional Transaction Components;

—

a range of implied Tenesol equity values based upon a selected range of EBITDA multiples, on an LTM basis, of 7.0x to 10.0x, was $279 million to $350 million when including the low end of the Additional Transaction Components, and was $199 million to $270 million when excluding such Additional Transaction Components; and

—

a range of implied Tenesol equity values based upon a selected range of Adjusted EBITDA multiples, on a CY11E basis, of 6.0x to 8.0x, was $218 million to $253 million when including the low end of the Additional Transaction Components, and was $138 million to $174 million when excluding such Additional Transaction Components .

None of the Selected Companies are identical to Tenesol. Accordingly, Deutsche Bank believes the analysis of publicly traded comparable companies is not simply mathematical. Rather, it involves complex considerations and qualitative judgments, reflected in Deutsche Bank’s opinion, concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading value of the comparable companies.

Analysis of Selected Precedent Transactions. Deutsche Bank reviewed the financial terms, to the extent publicly available, of three completed mergers and acquisition transactions in the European downstream segment of the solar industry (the “Selected Transactions”). Deutsche Bank calculated various financial multiples based on certain publicly available information for each of the Selected Transactions and compared them to corresponding financial multiples in the Acquisition. The transactions reviewed were:

Month and Year Announced	Target	Acquiror
April 2011	SunPower Corporation (60% stake)	Total, S.A.
April 2011	Tenesol S.A. (50% stake)	Total, S.A
November 2009	Aleo Solar AG	Bosch Group

As part of this analysis, Deutsche Bank estimated and applied multiple ranges to the applicable Tenesol metric as follows:

—

a range of implied Tenesol equity values based upon a selected range of revenue multiples, on an LTM basis, of 0.35x to 0.55x, was $239 million to $311 million when including the low end of the Additional Transaction Components, and was $159 million to $232 million when excluding such Additional Transaction Components;

—

a range of implied Tenesol equity values based upon a selected range of Adjusted EBITDA multiples, on an LTM basis, of 4.0x to 7.0x, was $256 million to $364 million when including the low end of the Additional Transaction Components, and was $177 million to $285 million when excluding such Additional Transaction Components; and

—

a range of implied Tenesol equity values based upon a selected range of EBITDA multiples, on an LTM basis, of 4.0x to 7.0x, was $208 million to $279 million when including the low end of the Additional Transaction Components, and was $128 million to $199 million when excluding such Additional Transaction Components.

All multiples for the Selected Transactions were based on public information available at the time of announcement of such transaction, without taking into account differing market and other conditions during the period of time during which the Selected Transactions occurred. Because the reasons for, and circumstances surrounding, each of the precedent transactions analyzed were so diverse, and due to the inherent differences between the operations and financial conditions of Tenesol and the companies involved in the Selected Transactions and other transactions described herein, Deutsche Bank believes that a comparable transaction or premiums paid analysis is not simply mathematical. Rather, it involves complex considerations and qualitative judgments, reflected in Deutsche Bank’s opinion, concerning differences between the characteristics of these transactions and the Acquisition that could affect the value of the subject companies and businesses and Tenesol.

Sum-of-the-Parts Analysis. Deutsche Bank performed a sum-of-the-parts analysis to determine a range of implied equity values for Tenesol. Deutsche Bank estimated and applied multiple ranges to the CY11E revenues, Adjusted EBITDA and EBITDA of Tenesol’s France, Europe and Off-grid business units. For this analysis, Deutsche Bank used Tenesol management estimates of the CY11E financial metrics for the Tenesol business units. This analysis resulted in the following business unit reference ranges:

—

a range of implied France business unit enterprise values based upon (i) a selected range of CY11E revenue multiples of 0.35x to 0.50x was €31 million to €44 million, (ii) a selected range of CY11E Adjusted EBITDA multiples of 6.0x to 8.0x was €18 million to €24 million, and (iii) no meaningful result based on CY11E EBITDA multiples, resulting in an implied segment reference range for the France business unit of €31 million to €44 million;

—

a range of implied Europe business unit enterprise values based upon (i) a selected range of CY11E revenue multiples of 0.35x to 0.50x was €27 million to €38 million, (ii) a selected range of CY11E Adjusted EBITDA multiples of 6.0x to 8.0x was €42 million to €56 million, and (iii) a selected range of CY11E EBITDA multiples of 6.0x to 8.0x was €12 million to €16 million, resulting in an implied segment reference range for the Europe business unit of €27 million to €38 million; and

—

a range of implied Off-Grid business unit enterprise values based upon (i) a selected range of CY11E revenue multiples of 0.60x to 1.10x was €26 million to €47 million, (ii) a selected range of CY11E Adjusted EBITDA multiples of 6.0x to 10.0x was €24 million to €40 million, and (iii) a selected range of CY11E EBITDA multiples of 6.0x to 10.0x was €18 million to €30 million, resulting in an implied segment reference range for the Off-Grid business unit of €26 million to €47 million.

This analysis indicated a range of implied Tenesol enterprise values of €83 million to €129 million based on the sum of the three business unit implied segment reference ranges, which range represented $108 million to $168 million utilizing the Euro/USD exchange rate of 1.30 used by Deutsche Bank throughout its analysis. From this implied enterprise value range, aggregate ranges of implied Tenesol equity values of $221 million to $281 million when including the low end of the Additional Transaction Components, and $141 million to $201 million when excluding such Additional Transaction Components.

Discounted Cash Flow Analysis. Deutsche Bank performed a discounted cash flow analysis for Tenesol based on the SunPower Management Tenesol Case. Deutsche Bank calculated the discounted cash flow values for Tenesol as the sum of the net present values of (i) the estimated unleveraged free cash flows that Tenesol (including the Carling business to be transferred by Total to Tenesol prior to completion of the Acquisition) will generate for the calendar years 2012 through 2015, plus (ii) the terminal value of Tenesol at the end of such period. The terminal values of Tenesol were calculated based on the perpetuity growth method. Deutsche Bank used discount rates ranging from 13.5% to 14.5% and perpetuity growth rates ranging from 4.0% to 6.0%. Deutsche Bank used such discount rates based on its judgment of the estimated weighted average cost of capital of Tenesol and the appropriate perpetuity growth rates for Tenesol’s business. This analysis indicated a range of implied Tenesol equity values of $368 million to $461 million when including the low end of the Additional Transaction Components and $288 million to $381 million when excluding such Additional Transaction Components.

SunPower Analysis

Analysis of Selected Publicly Traded Companies. Deutsche Bank compared certain financial information and commonly used valuation measurements for SunPower to corresponding information and measurements for a group of six publicly traded vertically integrated solar power companies: First Solar, Inc., MEMC Electronic Materials Inc., SolarWorld AG, Suntech Power Holdings Company Ltd., Trina Solar Ltd. and Yingli Green Energy Holding Company Ltd. (the “SunPower Selected Companies”). Such financial information and valuation measurements included, among other things, (i) common equity market valuation; (ii) operating performance; (iii) ratios of Enterprise Value to revenues and EBITDA; and (iv) ratios of common equity market value per share (“Equity Value”) to earnings per share (“EPS”) and common equity market value to tangible book value (“TBV”). To calculate the trading multiples for SunPower and the Selected Companies, Deutsche Bank used publicly available information concerning historical and projected financial performance. Deutsche Bank also used the SunPower Management Case and Wall Street estimates (the “Street Case”).

As part of this analysis, Deutsche Bank estimated and applied multiple ranges to the shares of SunPower Common Stock (“Shares”) as follows:

—	a range of implied Share prices based upon a selected range of revenue multiples, on a CY11E basis, of 0.40x to 0.80x was $3.61 to $12.84 for the SunPower Management Case;

—

a range of implied Share prices based upon a selected range of revenue multiples, on a CY12E basis, of 0.45x to 0.85x was $8.18 to $20.44 for the SunPower Management Case and $6.06 to $16.45 for the Street Case;

—

a range of implied Share prices based upon a selected range of EPS multiples, on a CY12E basis, of 5.5x to 8.0x was $2.48 to $3.60 for the SunPower Management Case and $1.79 to $2.60 for the Street Case;

—	a range of implied Share prices based upon a selected range of EBITDA multiples, on a CY11E basis, of 3.0x to 5.5x was less than zero to $2.12 for the SunPower Management Case;

—

a range of implied Share prices based upon a selected range of EBITDA multiples, on a CY12E basis, of 4.5x to 7.0x was $6.17 to $12.73 for the SunPower Management Case and $3.10 to $7.95 for the Street Case; and

—	a range of implied Share prices based upon a selected range of Equity Value to TBV multiples of 0.35x to 0.50x was $3.50 to $5.00 for the Street Case.

None of the SunPower Selected Companies are identical to SunPower. Accordingly, Deutsche Bank believes the analysis of publicly traded comparable companies is not simply mathematical. Rather, it involves complex considerations and qualitative judgments, reflected in Deutsche Bank’s opinion, concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading value of the comparable companies.

Discounted Cash Flow Analysis. Deutsche Bank performed a discounted cash flow analysis for SunPower based on the SunPower Management Case. Deutsche Bank calculated the discounted cash flow values for SunPower as the sum of the net present values of (i) the estimated unleveraged free cash flows that SunPower will generate for the calendar years 2012 through 2015, plus (ii) the terminal value of SunPower at the end of such period. The terminal values of SunPower were calculated based on the perpetuity growth method. Deutsche Bank used discount rates ranging from 14.5% to 16.5% and perpetuity growth rates ranging from 5.0% to 7.0%. Deutsche Bank used such discount rates based on its judgment of the estimated weighted average cost of capital of SunPower and the appropriate perpetuity growth rates for SunPower’s business. This analysis indicated a range of values per Share of $14.88 to $25.51.

Analyst Price Target. Deutsche Bank reviewed the price targets for the SunPower Common Stock prepared and published by equity research analysts who published price targets on or after November 4, 2011. These targets reflect each analyst’s estimate of the future public market trading prices of SunPower Common Stock and are not discounted to reflect present values. Deutsche Bank noted that the range of undiscounted equity analyst price targets of SunPower Common Stock was between $6.50 and $14.00 per share.

Additional Financial Analyses

Contribution Analysis. Deutsche Bank analyzed and compared the percentage equity ownership of SunPower to be obtained by Total pursuant to the Private Placement to Tenesol’s implied contribution to the combined company based upon revenues on an LTM, CY11E and CY12E basis and based on EBITDA on an LTM and CY11E basis, in each case based on historical information or the SunPower Management Tenesol Case and SunPower Management case, as applicable. This analysis indicated that Tenesol’s implied equity ownership in the combined company based on its contribution to various pro forma financial metrics was (i) 24.4% on an LTM revenues basis, (ii) 21.5% on a CY11E revenues basis, (iii) 18.7% on a CY12E basis, (iv) 21.2% on an LTM EBITDA basis and (v) 22.4% on a CY11E EBITDA basis. Deutsche Bank noted that the percentage equity ownership of SunPower to be obtained by Total pursuant to the Private Placement is 14.9%.

Relative Discounted Cash Flow Equity Value Analysis. Deutsche Bank presented a comparison of the implied equity value range of the shares of SunPower Common Stock to be issued to Total in the Private Placement to the implied equity value range of Tenesol, in each case based on the applicable discounted cash flow method summarized above for SunPower and Tenesol, respectively. The implied equity value range of such shares of SunPower Common Stock based on this methodology was observed to be $277 million to $475 million. The implied equity value range of Tenesol based on this methodology was observed to be (i) $288 million to $381 million (if no value was ascribed to the Additional Transaction Components), (ii) $309 million to $402 million (including the low end of the Additional Transaction Components aggregate value, other than the Premium Issuance Component) and (iii) $324 million to $417 million (including the high end of the Additional Transaction Components, other than the Premium Issuance Component aggregate value).

Accretion Dilution Analysis. Using estimated financial data provided by SunPower management, Deutsche Bank reviewed the potential pro forma financial effect of the Acquisition and Private Placement on SunPower’s non-GAAP EPS for calendar years 2012 and 2013 relative to a scenario in which SunPower completed a $100,000,000 registered equity offering as the means of curing the covenant default under SunPower’s Revolving Credit Agreement, with the file to offer discount in such offering being assumed to range from 0% to 15% (the “Equity Cure Scenario”). In this analysis, non-GAAP EPS estimates for SunPower and Tenesol were based on SunPower management estimates. Deutsche Bank’s analysis indicated a range of 3% to 5% accretion relative to the Equity Cure Scenario in 2012 and a range of 4% to 6% accretion relative to the Equity Cure Scenario in 2013, in each case based on the file to offer discount ranging from 0% to 15%.

Other Factors

The foregoing summary describes all analyses and factors that Deutsche Bank deemed material in its presentation to the Special Committee, but is not a comprehensive description of all analyses performed and factors considered by Deutsche Bank in connection with preparing its opinion. The preparation of a fairness opinion is a complex process involving the application of subjective business judgment in determining the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to summary description. Deutsche Bank believes that its analyses must be considered as a whole and that considering any portion of such analyses and of the factors considered without considering all analyses and factors could create a misleading view of the process underlying the opinion. In arriving at its fairness determination, Deutsche Bank did not assign specific weights to any particular analyses.

In conducting its analyses and arriving at the Deutsche Bank Opinion, Deutsche Bank utilized a variety of generally accepted valuation methods. The analyses were prepared solely for the purpose of enabling Deutsche Bank to provide the Deutsche Bank Opinion to the Special Committee as to the fairness, from a financial point of view, of the Consideration to SunPower of the date of the Deutsche Bank Opinion, and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold, which are inherently subject to uncertainty. In connection with its analyses, Deutsche Bank made, and was provided by SunPower management with, numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond SunPower’s control. Analyses based on estimates or forecasts of future results are not necessarily indicative of actual past or future values or results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of SunPower, Deutsche Bank or their respective advisors, neither SunPower nor Deutsche Bank nor any other person assumes responsibility if future results or actual values are materially different from these forecasts or assumptions.

The terms of the merger were determined through negotiations between the Special Committee and Total and were approved by the Special Committee and the Board of Directors of SunPower. As noted above, Deutsche Bank was engaged by the Special Committee solely to undertake an analysis to determine whether it would be able to render the Deutsche Bank Opinion, and Deutsche Bank did not participate in the negotiation of the Transaction Documents. The decision to enter into the merger was solely that of the Special Committee and the Board of Directors of SunPower. As described above, the

Deutsche Bank Opinion to the Special Committee was only one of a number of factors taken into consideration by the Special Committee in making its determination to approve the Transaction.

Additional Information

The Special Committee engaged Deutsche Bank to undertake an analysis to determine whether it would be able to render the Deutsche Bank Opinion based on Deutsche Bank’s qualifications, expertise, reputation and experience in mergers and acquisitions. The Special Committee has retained Deutsche Bank pursuant to a letter agreement dated December 16, 2011 (the “Engagement Letter”). As compensation for Deutsche Bank’s services in connection with the Deutsche Bank Opinion, SunPower agreed to pay Deutsche Bank $500,000 upon delivery of the Deutsche Bank Opinion (or if Deutsche Bank had advised the Special Committee that it was unable to render the Deutsche Bank Opinion). Regardless of whether the Transaction is completed, SunPower has agreed to reimburse Deutsche Bank for the reasonable fees and disbursements of Deutsche Bank’s counsel and all of Deutsche Bank’s reasonable travel and other out-of-pocket expenses incurred in connection with the Transaction or otherwise arising out of the retention of Deutsche Bank under the Engagement Letter. SunPower has also agreed to indemnify Deutsche Bank and certain related persons to the full extent lawful against certain liabilities, including certain liabilities under the federal securities laws arising out of its engagement or the Transaction.

Deutsche Bank is an affiliate of Deutsche Bank AG (together with its affiliates, the “DB Group”). One or more members of the DB Group have, from time to time, provided investment banking, commercial banking (including extension of credit) and other financial services to SunPower, Tenesol and the Guarantor or their respective affiliates for which they have received, and in the future may receive, compensation, including acting as financial advisor to SunPower in connection with Total’s acquisition of approximately 60% of the shares of SunPower common stock on June 15, 2011 (the “Total Acquisition”), bookrunner on a concurrent common and convertible stock offering by the SunPower in April 2009, bookrunner on a convertible stock offering in March 2010 by the SunPower, a counter-party for a portion of the call-spreads associated with each of such convertible stock offerings (the “Call-Spreads”), and lead underwriter in a letter of credit facility for the SunPower (the “L/C Facility”) in 2010. Members of the DB Group realized a profit on the Call-Spreads based upon the Total Acquisition and may realize a profit or loss on the Call-Spreads based upon the transaction. Letters of credit guaranteed under the Credit Support Agreement may be used in the future to replace letters of credit issued pursuant to the L/C Facility. The DB Group may also provide investment and commercial banking services to SunPower, Tenesol and the Guarantor and their respective affiliates in the future, for which it would expect the DB Group to receive compensation. In the ordinary course of business, members of the DB Group may actively trade in the securities and other instruments and obligations of SunPower and the Guarantor and their respective affiliates for their own accounts and for the accounts of their customers. Accordingly, the DB Group may at any time hold a long or short position in such securities, instruments and obligations, including, without limitation, holding an approximately 4% long position in the Guarantor’s shares for its own account as of the date of the Deutsche Bank Opinion.

Financing of the Tenesol Acquisition

The Tenesol Acquisition will be financed with cash on hand and the proceeds from the Private Placement. Consummation of the Tenesol Acquisition and the other transactions contemplated by the Tenesol Stock Purchase Agreement is not conditioned upon our obtaining any financing other than the Private Placement.

No Vote Required in Connection with the Tenesol Acquisition

No further vote or consent of the stockholders of the Company or of the stockholder of Tenesol is required to consummate the Tenesol Acquisition.

Regulatory Approvals to be Obtained in Connection with the Tenesol Acquisition

There are no regulatory approvals required to consummate the Tenesol Acquisition.

Agreements among Total S.A., Total G&P, Tenesol and the Company

The Master Agreement.

We entered into a Master Agreement with Total G&P and Total S.A, on December 23, 2011, (the “Master Agreement”). Pursuant to the Master Agreement, SunPower and Total G&P agreed to a framework of transactions related to the Tenesol Acquisition and Private Placement Agreement, including transactions contemplated by the following agreements: (i) a Tenesol Stock Purchase Agreement with TED and Total G&P for the purchase of 100% of the outstanding shares of Tenesol from Total G&P, (ii) the Credit Support Agreement Amendment with Total S.A. to increase the Maximum L/C Amount; (iii) the Affiliation Agreement Amendment with Total G&P to increase the permitted indebtedness thereunder;

and (iv) the Private Placement Agreement with Total G&P to provide capital to SunPower through the purchase of the Common Shares in a private placement scheduled to close on or before February [—], 2012. Additionally, Total has agreed to pursue several negotiation on additional agreements related to directly investing at least $24 million in SunPower’s R&D program over a multi-year period, purchase 10 megawatts (“MW”) of modules and develop a multi-megawatt project using SunPower’s C7 concentrator product. The form of the Master Agreement is attached as Annex C to this Information Statement and is incorporated herein by reference.

Private Placement Agreement.

Contemporaneously with the execution of the Tenesol Stock Purchase Agreement, SunPower entered into the Private Placement Agreement with Total G&P, under which Total G&P agreed to purchase, and SunPower agreed to issue and sell, subject to the satisfaction or waiver of specific conditions, the Common Shares, for a purchase price of $8.80 per share, or an aggregate of $163,680,000 (the “Purchase Price”) in a transaction made in reliance on the exemption from the registration requirements of the Securities Act of 1933, as amended, provided by Rule 506 of Regulation D.

The foregoing description of the Private Placement Agreement does not purport to be complete and is qualified in its entirety by reference to the Private Placement Agreement, a copy of which is attached as Annex B to this Information Statement and is incorporated herein by reference.

Second Amendment to Credit Support Agreement.

On April 28, 2011, we entered into a Credit Support Agreement (the “Credit Support Agreement”) with Total S.A., as amended by the Amendment to Credit Support Agreement, dated as of June 7, 2011, pursuant to which Total S.A. agreed to enter into one or more guarantee agreements with banks providing letter of credit facilities to SunPower in support of certain of our businesses and other permitted purposes. Under the terms of the Credit Support Agreement, Total S.A. agreed to guarantee the payment to the applicable bank of our obligation to reimburse a draw on a letter of credit and pay interest thereon in accordance with the letter of credit facility between such bank and SunPower. In connection with the Tenesol Acquisition, on December 12, 2011, we entered into a second amendment (the “Second Amendment to Credit Support Agreement”) to the Credit Support Agreement, pursuant to which, among other things, the Maximum L/C Amount (as defined in the Credit Support Agreement) was increased to $725,000,000 effective December 12, 2011.

The Second Amendment to Credit Support Agreement also permits a broader scope of letters of credit to be issued under the unsecured Total-guaranteed letter of credit facility, which will allow SunPower to transfer certain letters of credit (the “Transferred L/Cs”) from a cash collateralized letter of credit facility. Doing so will provide SunPower with access to an additional $140 million of previously restricted cash. If the Tenesol Acquisition is not completed by March 1, 2012, SunPower has agreed that the Transferred L/Cs would be terminated or transferred from the Total S.A. guaranteed facility by March 30, 2012.

The foregoing description of the Second Amendment to Credit Support Agreement does not purport to be complete and is qualified in its entirety by reference to the Second Amendment to Credit Support Agreement, a copy of which is filed as Exhibit 2 to the Master Agreement which is attached as Annex C to this Information Statement and is incorporated herein by reference.

Second Amendment to Affiliation Agreement.

On April 28, 2011, we entered into an Affiliation Agreement with Total G&P (the “Affiliation Agreement”), as amended by the Amendment to Affiliation Agreement, dated as of June 7, 2011, to govern the relationship between SunPower, Total S.A. and Total G&P following the closing of the tender offer. Under the terms of the Affiliation Agreement, among other things, (i) we expanded the size of our Board to provide for a majority of Total representatives, (ii) Total S.A., Total G&P and their affiliates (the “Total Group”) agreed to a standstill period during which time they were restricted from purchasing additional shares of our common stock, and (iii) the approval of Total G&P as a stockholder was required in order for us to take certain actions including the incurrence of indebtedness above stated limits and certain acquisitions and dispositions, and (iv) the approval of a majority of our disinterested directors was required prior to effecting certain corporate actions.

In connection with the Tenesol Acquisition, we entered into a second amendment (the “Second Amendment to Affiliation Agreement”) to the Affiliation Agreement, which, among other things increases the amount of indebtedness permitted under the Affiliation Agreement without the approval of Total as a stockholder by removing from the definition of indebtedness contingent obligations under letters of credit and other surety instruments.

The foregoing description of the Second Amendment to Affiliation Agreement does not purport to be complete and is qualified in its entirety by reference to the Second Amendment to Affiliation Agreement, a copy of which is filed as Exhibit 3 to the Master Agreement which is attached as Annex  C to this Information Statement and is incorporated herein by reference.

THE TENESOL STOCK PURCHASE AGREEMENT

Explanatory Note Regarding the Tenesol Stock Purchase Agreement

The Tenesol Stock Purchase Agreement is included in this Information Statement to provide you with information regarding its terms. Factual disclosures about us contained in this Information Statement or in our public reports filed with the U.S. Securities and Exchange Commission (the “SEC”) may supplement, update or modify the factual disclosures about us contained in the Tenesol Stock Purchase Agreement. The representations, warranties and covenants made in the Tenesol Stock Purchase Agreement by the parties thereto were qualified and subject to important limitations agreed to by the contracting parties in connection with negotiating the terms of the Tenesol Stock Purchase Agreement. In particular, in your review of the representations and warranties contained in the Tenesol Stock Purchase Agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances under which a party to the Tenesol Stock Purchase Agreement may have the right not to close the Tenesol Acquisition if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the Tenesol Stock Purchase Agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and in some cases were qualified by disclosures that were made by each party to the other, which disclosures were not reflected in the Tenesol Stock Purchase Agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this Information Statement, may have changed since the date of the Tenesol Stock Purchase Agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this Information Statement.

This section describes the material terms of the Tenesol Stock Purchase Agreement. The description in this section and elsewhere in this Information Statement is qualified in its entirety by reference to the complete text of the Tenesol Stock Purchase Agreement, a copy of which is attached as Annex A and is incorporated by reference into this Information Statement. This summary does not purport to be complete and may not contain all of the information about the Tenesol Stock Purchase Agreement that is important to you. We encourage you to read the Tenesol Stock Purchase Agreement carefully and in its entirety. This section is not intended to provide you with any factual information about us. Such information can be found elsewhere in this Information Statement and in the public filings we make with the SEC, which may be obtained by following the instructions set forth in the section entitled “Where You Can Find More Information.”

Effect of the Tenesol Acquisition

Upon the consummation of the Tenesol Acquisition, Tenesol will become a wholly-owned indirect subsidiary of SunPower. It is expected that, following the Tenesol Acquisition, Tenesol’s business and operations will initially be continued substantially as they are currently being conducted. We will continue to evaluate Tenesol’s business and operations after the Tenesol Acquisition, and will take such actions as we deem appropriate under the circumstances then existing. We intend to seek additional information about Tenesol during this period. Thereafter, we intend to review such information as part of a comprehensive review of Tenesol’s business, operations, capitalization and management with a view to optimizing Tenesol’s operations.

Except as indicated in this Information Statement, we do not have any present plans or proposals which relate to or would result in an extraordinary transaction, such as a merger, reorganization or liquidation, involving Tenesol, a sale or transfer of a material amount of our assets, any material change in Tenesol’s capitalization or dividend policy or any other material change in our corporate structure or business.

Closing

The closing of the Tenesol Acquisition will take place upon the later of (i) January 24, 2012, or such later date as mutually agreed upon or (ii) three business days after the satisfaction or the waiver of each of the closing conditions set forth in the Tenesol Stock Purchase Agreement, or at such time as the parties agree in writing. The Tenesol Stock Purchase Agreement requires that the closing of the Tenesol Acquisition occur concurrently with the closing of the issuance of our shares under the Private Placement Agreement.

Customary Covenants

The Tenesol Stock Purchase Agreement contains customary covenants, including covenants providing for: (i) Tenesol to conduct its operations in all material respects according to the ordinary and usual course of business consistent with past practice between the execution of the Tenesol Stock Purchase Agreement and the closing of the Tenesol Acquisition; and (ii) each of the parties to use commercially reasonable efforts to cause the transaction to be consummated.

Representations and Warranties

The Tenesol Stock Purchase Agreement contains a number of representations and warranties made by SunPower and Total G&P. The statements embodied in those representations and warranties were made for purposes of the contract among the parties and are subject to qualifications and limitations agreed to by the parties in connection with negotiating the terms of that contract. Certain representations and warranties were made as of the date of the Tenesol Stock Purchase Agreement (or other date specified in the Tenesol Stock Purchase Agreement), may be subject to contractual standards of materiality different from those generally applicable to stockholders or may have been used for the purpose of allocating risk by the parties rather than establishing matters of fact. In addition, the representations and warranties are qualified by information in the confidential disclosure letter of each party. Information concerning the subject matter of the representations and warranties may have changed since the date of the Tenesol Stock Purchase Agreement, and these changes may or may not be fully reflected in our public disclosures. The Tenesol Stock Purchase Agreement should not be read alone, but should instead be read in conjunction with the other information regarding SunPower, Total G&P and Tenesol that is contained in this Information Statement, as well as in the filings that we will make and have made with the SEC. The representations and warranties contained in the Tenesol Stock Purchase Agreement may or may not have been accurate as of the date they were made and we make no assertion herein that they are accurate as of the date of this Information Statement.

In the Tenesol Stock Purchase Agreement, Total G&P made customary representations and warranties that are subject, in some cases, to specified exceptions and qualifications, to SunPower, including representations relating to:

—	Organization, good standing and corporate, limited liability or partnership power of Total G&P and its subsidiaries and Tenesol;

—

Tenesol’s capital structure as of a date certain prior to signing, including the particular number of outstanding shares of common stock, preferred stock, stock options and other equity-based interests;

—	Authorization to enter into the Tenesol Stock Purchase Agreement (subject to board of director approvals) and to consummate the transactions contemplated thereby;

—	Lack of material conflicts and consents or approvals, other than specifically identified consents;

—	Financial statements of the Company;

—	Absence of certain material changes or events from December 31, 2010;

—	Absence of material litigation;

—	Restrictions on business activities;

—	Intellectual property;

—	Taxes;

—	Employee benefits and certain employment matters;

—	Related party transactions;

—	Insurance matters;

—	Material compliance with applicable laws and permit requirements and lack of governmental investigation;

—	Minute books;

—	Customers of Tenesol;

—	Material contracts of Tenesol;

—	Real property, personal property and inventory matters;

—	Material compliance with environmental laws and other representations as to environmental matters;

—	Product warranty;

—	Brokers entitled to fees; and

—	Absence of anti-trust liabilities.

In the Tenesol Stock Purchase Agreement, SunPower made customary representations and warranties that are subject, in some cases, to specified exceptions and qualifications, to Total G&P, including representations relating to:

—	Organization, good standing and corporate power of SunPower;

—

Authorization to enter into the Tenesol Stock Purchase Agreement and to consummate the transactions contemplated thereby and the enforceability of the Tenesol Stock Purchase Agreement against SunPower;

—	Lack of material conflicts and consents or approvals;

—	Absence of material litigation; and

—	Brokers entitled to fees.

Conditions to the Tenesol Acquisition

The respective obligations of Total G&P and our company to consummate the Tenesol Acquisition and the transactions contemplated thereby are subject to, among other things, the satisfaction or waiver of the following conditions:

—	The successful closing of the Private Placement;

—

No order or other legal or regulatory restraint or prohibition preventing the consummation of the Tenesol Acquisition will be in effect, nor will any action brought by a governmental authority seeking any of the foregoing be pending or threatened; and

—	All approvals, waivers and consents, if any, required by a governmental authority necessary for consummation of, or in connection with the Tenesol Acquisition will have timely been obtained.

In addition, our obligation to complete the Tenesol Acquisition is subject to, among other things, the satisfaction or waiver of the following additional conditions:

—

The representations and warranties of Total G&P will be true and correct in all material respects and Total G&P will have performed and complied in all material respects, and will have ensured the performance and compliance by Tenesol, in all material respects, with all covenants, obligations and conditions required to be performed and complied with by Total G&P;

—	We shall have received all of the agreements, instruments and other documents required to have been delivered to us at or before the closing;

—

There shall be no order or other legal or regulatory provision limiting or restricting SunPower’s ownership, conduct or operation of the business of Tenesol following the closing date nor will any action or request for additional information before any governmental authority seeking any of the foregoing, seeking to obtain from SunPower or Tenesol or any of their respective affiliates in connection with the Tenesol Acquisition any damages, or seeking any other relief that, following the closing, could reasonably be expected to materially limit or restrict the ability of Tenesol or any of its subsidiaries to own and conduct the assets and business owned and conducted by Tenesol or any of its subsidiaries before the closing, be pending or threatened; and

—	There shall not have occurred any event or condition that has had or is reasonably likely to have a material adverse effect on Tenesol since December 23, 2011.

In addition, Total G&P’s obligations to complete the Tenesol Acquisition is subject to, among other things, the satisfaction or waiver of the following additional conditions:

—

The representations and warranties of SunPower will be true and correct in all material respects and SunPower will have performed and complied in all material respects with all covenants, obligations and conditions required to be performed and complied with by SunPower; and

—	Total G&P shall have received all of the agreements, instruments and other documents required to have been delivered to it at or before the closing.

Indemnification

Total G&P will indemnify and hold harmless SunPower, Tenesol or the subsidiary of Tenesol incurring a loss, harmless from and against any and all losses, liabilities, damages, claims and suits, settlements, and related costs and expenses, including reasonable costs of investigation, settlement and defense, legal and consulting fees and alternative dispute resolution and court costs, and any interest costs or penalties, but not including loss of profits or loss of opportunity, actually and directly incurred, arising out of, related to or resulting from the following:

—

Any failure of any representation, warranty or certification made by Total G&P in the Tenesol Stock Purchase Agreement to be true and correct in accordance with their terms on the date of the Tenesol Stock Purchase Agreement and on the date of the closing as if made on such date;

—	Any breach of or default before the closing in connection with respect to certain covenants or agreements regarding the period between signing and closing made by Total G&P;

—

The assertion against Total G&P or Tenesol of any liability or obligation relating to excluded assets or guaranteed obligations (each as specified in the Tenesol Stock Purchase Agreement), including any disbursements, payments, liabilities or obligations or other overseas liabilities resulting from or relating to the guaranteed obligations; or

—	Other specified matters.

Termination

The Tenesol Stock Purchase Agreement may be terminated at any time before the closing:

—	By mutual written consent duly authorized by the respective boards of directors (or a committee thereof) of SunPower and Total G&P;

—

By either SunPower or Total G&P if the closing does not occur on or before March 30, 2012, provided, however, that the such terminating party may not be in material breach of the Tenesol Stock Purchase Agreement; or

—

By either SunPower or Total G&P if there is a final non-appealable order in effect preventing the consummation of the closing or any of the contemplated transactions or there is any statute, rule, regulation or order enacted or deemed applicable to the transactions by any governmental authority that would make consummation of the closing or the contemplated transactions illegal.

Effect of Termination

If the Tenesol Stock Purchase Agreement is terminated in accordance with its terms, the Tenesol Stock Purchase Agreement shall become void and there will be no liability or obligation on the part of SunPower or Total G&P or their respective officers, directors, stockholders or affiliates; provided, however, that each party shall remain liable for any breaches of the Tenesol Stock Purchase Agreement that occurred before its termination.

Expenses

All costs and expenses will be paid by the party incurring those fees and expenses.

Amendment

The Tenesol Stock Purchase Agreement may be amended or supplemented at any time by a written instrument executed by all of the parties.

THE PRIVATE PLACEMENT AGREEMENT

This section describes the material terms of the Private Placement Agreement. The description in this section and elsewhere in this Information Statement is qualified in its entirety by reference to the complete text of the Private Placement Agreement, a copy of which is attached as Annex B and is incorporated by reference into this Information Statement.

Effect of the Private Placement Agreement

In the Private Placement we have agreed to sell to Total, and Total has agreed to buy from us, subject to the satisfaction or waiver of specified conditions, 18,600,000 shares of our common stock at a purchase price of $8.80 per share in cash. This price represents a 50% premium to SunPower’s December 22, 2011 closing price. We are undertaking the Private Placement in part to improve our coverage ratios and mitigate the risk of a potential default under one of our credit facilities, and we will also use a portion of the proceeds to fund our acquisition of Tenesol. See “Reason for the Private Placement” below for further information. We expect to use the proceeds of the Private Placement of approximately $163.7 million for general corporate purposes, working capital, the potential reduction of debt and possible future acquisitions, including the Tenesol Acquisition. The Private Placement Agreement contemplates that the Private Placement will occur simultaneously with the closing of the Tenesol Acquisition, which we expect to occur in the first quarter of 2012. Our issuance of shares to Total G&P in the Private Placement will be exempt from registration afforded by Section 4(2) of the Securities Act of 1933 (the “Securities Act”), and Rule 506 of Regulation D (“Regulation D”) as promulgated by the SEC.

Reason for the Private Placement Agreement

SunPower is party to a revolving credit agreement with Credit Agricole Corporate and Investment Bank (“Credit Agricole”), as administrative agent, and certain other financial institutions (the “Revolving Credit Facility”), under which $250 million of indebtedness was outstanding as of October 2, 2011. Pursuant to the terms of the Revolving Credit Facility, the Company is required to maintain a financial ratio of debt-to-EBITDA (as defined in the Revolving Credit Facility) not exceeding 4.5 to 1 at the end of each fiscal quarter, subject to a 50 day cure period (“Cure Period”), following the end of each quarter, as described below. The Second Amendment to Credit Support Agreement permits a broader scope of letters of credit to be issued under the unsecured Total-guaranteed letter of credit facility, which will allow SunPower to transfer certain letters of credit (the “Transferred L/Cs”) from a cash collateralized letter of credit facility. Doing so will provide SunPower with access to an additional $140 million of previously restricted cash. A failure be in compliance with such covenant at the end of each quarter would result in SunPower being in default under the Revolving Credit Facility. However, during the Cure Period, SunPower is capable of curing the pending covenant breach by exercising certain rights under the Revolving Credit Facility.

The cash proceeds from the Private Placement are expected to be sufficient to place SunPower in compliance with the debt-to-EBITDA ratio for the reporting period ending January 1, 2012. The proceeds of the Private Placement will be used for general corporate purposes, working capital, the possible reduction of debt and possible future acquisitions, including the Tenesol Acquisition. The purpose of the Private Placement, is, in part, to improve our coverage ratios and mitigate the risk of a potential default under the Revolving Credit Facility.

Representations and Warranties

The Private Placement Agreement contains a number of representations and warranties made by SunPower and Total G&P. The statements embodied in those representations and warranties were made for purposes of the contract among the parties and are subject to customary qualifications and limitations agreed to by the parties in connection with negotiating the terms of that contract. Certain representations and warranties were made as of the date of the Private Placement Agreement (or other date specified in the Private Placement Agreement), may be subject to contractual standards of materiality different from those generally applicable to stockholders or qualified by reference to disclosure in the Company’s filed Exchange Act Reports or may have been used for the purpose of allocating risk by the parties rather than establishing matters of fact. Information concerning the subject matter of the representations and warranties may have changed since the date of the Private Placement Agreement, and these changes may or may not be fully reflected in our public disclosures. The Private Placement Agreement should not be read alone, but should instead be read in conjunction with the other information regarding SunPower and Total G&P that is contained in this Information Statement, as well as in the filings that we will make and have made with the SEC. The representations and warranties contained in the Private Placement Agreement may or may not have been accurate as of the date they were made and we make no assertion herein that they are accurate as of the date of this Information Statement.

Closing

The closing of the Private Placement Agreement is expected to take place on January 24, 2012, or at such later date as mutually agreed upon in writing by the parties. The Private Placement requires that the closing of the Tenesol Acquisition occur concurrently with the closing under the Private Placement Agreement.

Conditions to the Private Placement Agreement

The obligations of Total G&P to consummate the Private Placement are subject to, among other things, the satisfaction or waiver of the following conditions:

—	The representations and warranties of SunPower shall be true and correct in all material respects as of the date when made and as of the closing unless otherwise specified;

—	SunPower shall have performed and complied with all covenants, obligations and conditions required to be performed and complied with by SunPower;

—

There shall not be pending any action, suit or proceeding by or before any court or any governmental body or authority, against SunPower or any subsidiary or pertaining to the transactions contemplated by the Private Placement Agreement or their consummation prior to the closing date;

—	The terms and conditions of the issuance of the Common Shares and the transaction documents shall have been approved by the Special Committee;

—	All necessary governmental, regulatory or third party consents and approvals, if any, necessary for the sale of the Common Shares, shall have been obtained by SunPower;

—	The Tenesol Acquisition shall have occurred, or shall occur concurrently with the closing of the Private Placement; and

—	Total G&P shall have received all of the agreements, instruments and other documents required to have been delivered to it at or before the closing.

In addition, SunPower’s obligations to consummate the Private Placement Agreement is subject to, among other things, the satisfaction or waiver of the following additional conditions:

—	The representations and warranties of Total G&P shall be true and correct in all material respects as of the date when made and as of the closing unless otherwise specified;

—	Total G&P shall have performed and complied with all covenants, obligations and conditions required to be performed and complied with by Total G&P; and

—	SunPower shall have received all of the agreements, instruments and other documents required to have been delivered to it at or before the closing.

Termination

The Private Placement Agreement may be terminated at any time by SunPower upon written notice to Total G&P if the closing has not been consummated by March 30, 2012.

Expenses

Each party will be responsible for paying the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred in connection by such party incident to the negotiation, preparation, execution, delivery and performance of the Private Placement Agreement. All transfer agent fees, stamp taxes and other taxes and duties levied in connection with the sale and issuance of the common stock shares shall be paid by SunPower.

The foregoing description of the Private Placement Agreement does not purport to be complete and is qualified in its entirety by reference to the Private Placement Agreement, a copy of which is attached as Annex B to this Information Statement and is incorporated herein by reference.

Amendment

The Private Placement Agreement may be amended or supplemented at any time by a written instrument executed by all of the parties.

DESCRIPTION OF THE COMPANY’S CAPITAL STOCK

Reclassification

On November 15, 2011, at a special meeting of stockholders, the stockholders of the Company approved a restated certificate of incorporation (the “Restated Certificate of Incorporation”) providing for the reclassification of all outstanding shares of SunPower Class A common stock, par value $0.001 per share (the “Class A Common Stock”), and SunPower Class B common stock, par value $0.001 per share (the “Class B Common Stock”), on a share-for-share basis into a single class of common stock, par value $0.001 per share, with the same voting powers, preferences, rights and qualifications, limitations and restrictions as the Class A Common Stock (the “Reclassification”). Following receipt of stockholder approval at the special meeting, the Company filed the Restated Certificate of Incorporation on November 15, 2011 with the Secretary of State of the State of Delaware. The Restated Certificate of Incorporation became effective at 5 p.m. Eastern Standard Time on November 16, 2011 (the “Effective Time”).

In connection with the Reclassification, the By-laws of the Company were amended and restated to, among other things, eliminate obsolete provisions relating to the prior dual-class common stock structure. The amended and restated By-laws (the “Restated By-laws”) became effective immediately following the Effective Time of the Restated Certificate of Incorporation.

General

Our authorized capital stock consists of 367,500,000 shares of common stock and 10,000,000 shares designated as preferred stock, par value $0.001 per share. No shares of preferred stock are outstanding.

Common Stock

Voting Rights. Subject to the preferences applicable to any preferred stock outstanding at any time, holders of common stock vote together as a single class on all matters submitted to a vote of the stockholders. Each holder of common stock is entitled to cast one vote per share held by such holder on all matters submitted to a vote of the stockholders. Generally, all matters submitted to a vote of the stockholders must be approved by a majority of the votes cast on the matter by the holders of common stock present in person or represented by proxy, voting together as a single class at a meeting at which a quorum is present, subject to any voting rights granted to holders of any outstanding shares of preferred stock.

Conversion Rights. Shares of common stock are not convertible into other securities of the Company.

Dividend Rights. Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available at the times and in the amounts that our board of directors may determine from time to time.

No Preemptive or Redemption Rights. Our common stock is not entitled to preemptive rights and is not subject to redemption or sinking fund provisions.

Right to Receive Liquidation Distributions. Upon our liquidation, dissolution or winding-up, the holders of common stock are entitled to share equally in all of our assets remaining after payment of all liabilities and the liquidation preferences of any outstanding preferred stock.

Preferred Stock

Our Board is authorized, subject to limitations imposed by the DGCL, to issue up to a total of 10,000,000 shares of preferred stock in one or more series, without stockholder approval. As of November 16, 2011, no shares of preferred stock were issued or outstanding. Our board of directors is authorized to establish from time to time the number of shares to be included in each series, and to fix the rights, preferences and privileges of the shares of each wholly unissued series and any of its qualifications, limitations or restrictions, subject to the provisions of any series of preferred stock. Our board of directors is also able to increase or decrease the number of shares of any series, but not below the number of shares of that series then outstanding, without any further vote or action by the stockholders.

The Board may authorize the issuance of preferred stock with voting or conversion rights that could harm the voting power or other rights of the holders of the common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of the Company and might harm the market price of the common stock and the voting and other rights of the holders of common stock. The Company has no current plans to issue any shares of preferred stock.

Other Terms

Classification of Our Board of Directors. The Restated Certificate of Incorporation and the Restated By-laws provide that our board of directors is, and will be, divided into three classes of directors, with the classes to be as nearly equal in number as possible. About one-third of the Board will be elected annually, and each member will serve a three-year term. The provision for a classified Board could prevent a party who acquires control of a majority of the outstanding voting shares from obtaining control of our Board until the second annual shareholders meeting following the date the acquirer obtains the controlling share interest. As a result, the classified Board provision may make it more difficult to obtain control of the Company.

Calling of a Special Meeting of Stockholders by a Stockholder. The Restated By-laws provide that stockholders may not call special meetings of the stockholders. However, the Company will call a special meeting of stockholders promptly following receipt of written notice from the Company’s largest stockholder, Total G&P or any member of the Terra Group (as such term is defined in the Affiliation Agreement by and between the Company and Total, dated April 28, 2011 (the “Affiliation Agreement”) solely for the purpose of considering and voting on a proposal to effect (i) a Terra Merger (as defined in the Affiliation Agreement), to be effected pursuant to and in accordance with the terms of the Affiliation Agreement, together with any stockholder approval as is required by law in connection with such Terra Merger, or (ii) a Transferee Merger (as such term is defined in the Affiliation Agreement) to be effected pursuant to and in accordance with the Affiliation Agreement, together with any stockholder approval as is required by law in connection with such Transferee Merger.

Action of the Stockholders by Written Consent. The Restated Certificate and the Restated By-laws permit action by written consent of the stockholders without a meeting for any action required to be taken at any annual or special meeting until the first time that Total, and other entities controlled by Total S.A., no longer own at least fifty percent of the Company’s voting securities (“Total Stockholder Approval Period”). The Restated Certificate of Incorporation further provides that following the Total Stockholder Approval Period, no action required or permitted to be taken at any annual or special meeting may be taken without a meeting, and the power of our stockholders to consent in writing, without a meeting, to the taking of any such action is specifically denied.

Anti-Takeover Effects of Delaware Law. The Company is subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. In general, those provisions prohibit a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:

—	The transaction is approved by the board before the date the interested stockholder attained that status;

—

Upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

—

On or after the date the business combination is approved by the board and authorized at a meeting of stockholders by at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines “business combination” to include the following:

—	Any merger or consolidation involving the corporation and the interested stockholder;

—	Any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

—	Subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

—

Any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

—	The receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of a corporation and any entity or person affiliated with or controlling or controlled by any of these entities or persons.

A Delaware corporation may opt out of this provision either with an express provision in its original certificate of incorporation or in an amendment to its certificate of incorporation or bylaws approved by its stockholders. However, we have not opted out, and do not currently intend to opt out, of this provision. The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us.

Nasdaq Global Select Market Listing Symbol. Our common stock is traded on the NASDAQ Global Select Market under the ticker symbol “SPWR.” The CUSIP number for the common stock is 867652 406.

Transfer Agent and Registrar. The transfer agent and registrar for the common stock is Computershare Trust Company, N.A.

Rights Plan. In connection with the Reclassification, the Rights Agreement we entered into with Computershare Trust Company, was amended and restated to, among other things, eliminate obsolete provisions relating to the existing dual-class common stock structure. The Rights Agreement was amended such that each of the current Class A Rights (as defined therein) and Class B Rights (as defined therein) shall become a “Right” to purchase Series A Junior Participating Preferred Stock, par value $0.001 per share, of the Company having the rights and preferences set forth in the Certificate of Designation of Series A Junior Participating Preferred Stock which was filed concurrently with the Restated Certificate of Incorporation and took effect upon the effectiveness of the Restated Certificate of Incorporation. Our amended and restated Rights Agreement became effective immediately upon effectiveness of the Restated Certificate of Incorporation.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information regarding beneficial ownership of our common stock as of December 16, 2011 (except as described below) by:

—	Each of our directors;

—

Our Chief Executive Officer, Chief Financial Officer, and each of the three other most highly compensated individuals who served as our executive officers, who we collectively refer to as our “named executive officers”;

—	Our directors and executive officers as a group; and

—	Each person (including any “group” as that term is used in Section 13(d)(3) of the Securities Exchange Act) who is known by us to beneficially own more than 5% of any class of our common stock.

Applicable beneficial ownership percentages listed below are based on 100,487,482 shares of common stock outstanding as of December 16, 2011. The business address for each of our directors and executive officers is our corporate headquarters at 77 Rio Robles, San Jose, California 95134.

	Common Stock Beneficially Owned (1)
Directors and Named Executive Officers	Shares	%
W. Steve Albrecht(2)	28,949	*
Dennis V. Arriola(3)	62,888	*
Betsy S. Atkins(4)	22,182	*
Arnaud Chaperon	—	—
Bernard Clement	—	—
Denis Giorno	—	—
Thomas R. McDaniel(5)	19,940	*
Marty T. Neese(6)	79,383	*
Jean Marc Otero del Val	—	—
James S. Pape(7)	73,667	—
Reinhard Schneider (8)	—	—
Humbert de Wendel	—	—
Howard J. Wenger(9)	10,467	*
Thomas H. Werner(10)	57,733	*
Pat Wood III(11)	62,618	*
All Directors and Executive Officers as a Group (18 persons)(12)	431,825	*
Other Persons
Total S.A. Total Gas & Power USA, SAS(13) 2, place Jean Millier La Défense 6 92400 Courbevoie France	59,976,682	59.7%

*	Less than 1%.

(1)	Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to the securities. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares underlying restricted stock units and options held by that person that will vest and be exercisable within 60 days of December 16, 2011 are deemed to be outstanding. Such shares, however, are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.
(2)	Includes 16,949 shares of common stock and 12,000 shares of common stock issuable upon exercise of options exercisable within 60 days of December 16, 2011.
(3)	Includes 12,344 shares of common stock, 834 shares of common stock issuable upon vesting of restricted stock units within 60 days of December 16, 2011, and 37,500 shares of common stock issuable upon exercise of options exercisable within 60 days of December 16, 2011. 12,210 shares of common stock are held by the Dennis V. Arriola and Janet A. Winnick Family Trust of which Mr. Arriola and his wife are co-trustees.
(4)	Includes 14,682 shares of common stock and 7,500 shares of common stock issuable upon exercise of options exercisable within 60 days of December 16, 2011.
(5)	Includes 19,824 shares of common stock that are held in the McDaniel Trust dated 7/26/2000 of which Mr. McDaniel and his spouse are co-trustees.
(6)	Includes 1,882 shares of common stock, 2,501 shares of common stock issuable upon vesting of restricted stock units within 60 days of December 16, 2011, and 75,000 shares of common stock issuable upon exercise of options exercisable within 60 days of December 16, 2011.
(7)	Mr. Pape has resigned from the company effective November 4, 2011.
(8)	Mr. Schneider has resigned as a director of the Company effective December 21, 2011. Jérôme Schmitt was appointed to fill the vacancy left by Mr. Schneider’s resignation.
(9)	Includes 5,466 shares of common stock and 5,001 shares of common stock issuable upon vesting of restricted stock units within 60 days of December 16, 2011.
(10)	Includes (a) 609 shares of common stock are held by The Thomas H. Werner 2010 Grantor Retained Annuity Trust, of which Mr. Werner and his wife are co-trustees and Mr. Werner is the beneficiary, and (b) 609 shares of common stock are held by The Suzanne M. Werner 2010 Grantor Retained Annuity Trust, of which Mr. Werner and his wife are co-trustees and his wife is the beneficiary. Includes also 16,668 shares of common stock issuable upon vesting of restricted stock units within 60 days of December 16, 2011.

(11)	Includes 14,618 shares of common stock and 48,000 shares of common stock issuable upon exercise of options exercisable within 60 days of December 16, 2011.
(12)	Includes the shares described in footnotes 2-11 plus 7,330 shares of common stock held by two additional executive officers and 6,668 restricted stock units vesting within 60 days of December 16, 2011 held by two additional executive officers.
(13)	The ownership information set forth in the table is based on information contained in a statement on Schedule 13D/A, filed with the SEC on November 21, 2011 by Total Gas & Power USA, SAS and its parent Total S.A., which indicated that those two companies have shared voting and shared dispositive power with respect to said shares.

DELIVERY OF INFORMATION STATEMENT

To reduce the expenses of delivering duplicate materials to our stockholders, we are taking advantage of householding rules that permit us to deliver only one Information Statement to stockholders who share the same address unless otherwise requested.

If you share an address with another stockholder and have received only one Information Statement, you may write or call us to request a separate copy at no cost to you. For future mailings, you may request separate materials or, if you are receiving multiple copies you may request that we only send one set of materials, by writing to us at SunPower Corporation, 77 Rio Robles, San Jose, California 95134, Attention: Corporate Secretary, or by calling us at (408) 240-5500.

FORWARD-LOOKING STATEMENTS

This Information Statement contains forward-looking statements regarding future events as well as assumptions underlying or relating to such statements, all of which are “forward-looking statements” within the meaning of Section 21E of the Exchange Act. We use words and phrases such as “expect,” “intend,” “potential,” “proposed,” “will,” “designed,” “anticipated” and similar expressions to identify forward-looking statements. Forward-looking statements in this Information Statement include, but are not limited to, statements regarding the occurrence, timing, benefits and effects of the corporate actions approved by our Board and the Special Committee, as applicable, including the Tenesol Acquisition, the Private Placement and the transactions contemplated by the Master Agreement. These forward-looking statements are based on information available to us as of the date of this Information Statement and our current expectations and assumptions, and involve a number of risks and uncertainties that could cause actual events to differ materially from those anticipated by the forward-looking statements.

Such risks and uncertainties include a variety of factors, some of which are beyond our control. In particular, risks and uncertainties that could cause actual events to differ include: legal risks related to the actions described in this Information Statement; market risk, particularly as it relates to our stock price; the Tenesol Acquisition; the Private Placement; risks associated with the conditions to closing of the Tenesol Stock Purchase Agreement and the Private Placement Agreement; governmental intervention; and other risks described in our Annual Report on Form 10-K for the year ended January 2, 2011 and Quarterly Report on Form 10-Q for the quarter ended October 2, 2011 and our other filings with the SEC. These forward-looking statements should not be relied upon as representing the our views as of any subsequent date, and we are under no obligation to, and expressly disclaim any responsibility to, update or alter our forward-looking statements, whether as a result of new information, future events or otherwise.

INCORPORATION BY REFERENCE; FINANCIAL INFORMATION

The SEC allows us to “incorporate by reference” information into this Information Statement, which means that we can disclose important information to you by referring you to another document or report filed separately with the SEC. The information incorporated by reference is deemed to be a part of this Information Statement, except to the extent any information is superseded by this Information Statement.

Certain financial information required under Section 14(c) of the Exchange Act and the rules and regulations thereunder, including the Company’s (i) financial statements, (ii) supplementary financial information, (iii) management’s discussion and analysis of financial condition and results of operations, and (iv) quantitative and qualitative disclosures about market risk, can be found in our Quarterly Report on Form 10-Q for the quarterly period ended October 2, 2011, filed with the SEC on November 10, 2011, and in our Annual Report on Form 10-K for the fiscal year ended January 2, 2011, filed with the SEC on February 25, 2011 and as amended on June 10, 2011. Such financial information is incorporated herein by reference.

All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the closing of the Private Placement, shall be deemed to be incorporated by reference into the Information Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this Information Statement will be deemed to be modified or superseded for purposes of this Information Statement to the extent that a statement contained in this Information Statement or any other subsequently filed document that is deemed to be incorporated by reference into this Information Statement modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Information Statement.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read or copy any document we file at the public reference room maintained by the SEC at Station Place, 100 F Street, N.E., Washington, D.C. 20549. Copies of this information may also be obtained by mail from the SEC’s Public Reference Branch at Station Place, 100 F Street, N.E., Washington, D.C. 20549. In addition, our filings with the SEC are also available to the public on the SEC’s internet website at http://www.sec.gov and on our corporate website, www.sunpowercorp.com.

Copies of material filed by us with the SEC, including the information we are incorporating by reference, may also be obtained free of charge and within one business day of our receipt of such request, by writing to us at our corporate headquarters, SunPower Corporation, Attention: Investor Relations, 77 Rio Robles, San Jose, California 95134, or by calling (408) 240-5500.